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                                                                Exhibit 10.17(a)

                   RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

         This Research, Development and License Agreement (the "Agreement") is made on October 31, 2001 by and between Cephalon, Inc., a Delaware corporation with its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245, U.S.A. ("Cephalon") and Sanofi-Synthelabo Inc., a Delaware corporation with its principal place of business located at 90 Park Avenue, New York, New York 10016 U.S.A. ("Sanofi-Synthelabo").

                                   WITNESSETH:

         WHEREAS, Cephalon has developed a chemical platform of fused pyrrolocarbazole compounds ("FP" or "FPs") and pyrazolone compounds which display activity as inhibitors of certain protein kinases and that are believed to have potential efficacy in treating human diseases, including cancer;

         WHEREAS, Cephalon has identified and developed a compound from its library of FPs, which shall hereinafter be known as CEP-7055, as a lead development candidate;

         WHEREAS, Sanofi-Synthelabo has established expertise in the discovery, development, manufacturing and commercialization of human therapeutic agents for the treatment of human diseases;

         WHEREAS, Cephalon and Sanofi-Synthelabo desire to enter into a research and development collaboration to identify, develop and commercialize CEP-7055 and one or more of its Backup Compounds in the Field;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby affirmed, the parties hereby agree as follows.

Article 1. Definitions. Terms that are capitalized as defined terms in this Agreement shall have the meanings set forth below, and defined terms may be used in their singular and plural sense:

1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement; provided, however, that with respect to Sanofi-Synthelabo, the definition of Affiliate shall exclude L'Oreal and TotalFinaElf and any person not controlled by Sanofi-Synthelabo that would be an Affiliate of Sanofi-Synthelabo solely by reason of it being controlled by L'Oreal or TotalFinaElf. The term control shall mean (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity; (b) the right to control the policy decisions of a person or entity; or
(c) the right to manage or veto any material decision relating to the management or policies of an entity through ownership of voting securities, by contract, or otherwise.

1.2 Approval" shall mean the receipt of all necessary approvals, including approvals as to labeling, by the FDA, EMEA or applicable regulatory authorities in any Major Market to immediately promote, market and sell a human pharmaceutical together with governmental




      **Certain portions of this document have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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pricing or reimbursement approval, when applicable.

1.3 "At Cost" shall mean all direct expenses incurred by a Party to this Agreement who engages a toll manufacturer or otherwise incurs costs due to the payment of an invoice submitted by a third party in connection with services rendered in connection with this Agreement; "At Cost" with respect to such services shall mean the amount(s) set forth on said invoice(s) and paid by the applicable Party, provided that the third party has been engaged on competitive terms.

1.4 " Audited Cost of Goods" shall mean the independently audited actual cost of producing, processing and packaging a Development or Licensed Product, including related quality assurance and quality control activities required by applicable law, which actual cost is comprised of cost of goods as determined in accordance with US GAAP, and shall include direct labor, direct material and the allocable portion of the manufacturing overhead directly attributable to such Cephalon Compound or Licensed Product.

1.5 "Backup Compounds" shall mean each Compound that fulfills the same criteria set forth by the Joint Research Committee that enable a Compound to qualify as a Development Compound whether-or-not such Backup Compounds are actually selected by the JRC for development in the Field. The precise number of Backup Compounds, as well as, their respective selection criteria, shall be determined by the JRC. It is the intention of the Parties that such Backup Compounds initially shall be held in reserve and subsequently may be designated and developed as Development Compounds.

1.6 "Biological Materials" shall mean without limitation, biological tissues, fluids, cells lines, antibodies, enzymes, and peptide sequences corresponding to a receptor.

1.7 "CEP-7055" shall mean that certain Compound having the chemical formula set forth on Exhibit A and designated herein as the first Development Compound.

1.8 "Cephalon Compounds" shall mean collectively (i) CEP-7055 and (ii) any future Development Compound(s) and Backup Compounds other than Joint Compounds in each instance.

1.9 "Cephalon Know-How" shall mean Know-How that is proprietary, controlled by or licensed (with the right to sublicense) to Cephalon other than Joint Know-How.

1.10 "Cephalon Licensed Products" shall mean pharmaceutical products that contain Cephalon Compounds, or any salt, ester, metabolite or pro-drug thereof for use in the Field.

1.11 "Cephalon Patent Rights" shall mean the patents listed on Exhibit B hereto together with any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions derived therefrom, as well as all foreign patent applications, granted patents and all counterparts thereof including, but not limited to, substitutions, confirmations, registrations, revalidations, supplemental protection certificates, administrative protection certificates (or other governmental actions) which provide exclusive rights to the patent holders in the patented subject matter. Exhibit B may be updated every six (6) months




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during the Research Program and the Development Program upon Sanofi-Synthelabo's written request.

1.12 "Cephalon Technology" shall mean Technology that is proprietary to, controlled by or licensed (with the right to sublicense) to Cephalon other than Joint Technology. For the avoidance of doubt, with respect to Cephalon Compounds, Cephalon Technology includes any Cephalon Patent Rights and Cephalon Know-How including but not limited to the synthesis, compositions, intermediates and uses of CEP-7055 and Backup Compounds, and any active metabolites thereof, in the Field.

1.13 "Committee" shall mean and may include, as the context requires, one or more of the following groups:

         (a) "Joint Development Committee" or "JDC" shall mean that group of senior development representatives collectively designated to serve in such capacity by each of Cephalon and Sanofi-Synthelabo; and

         (b) "Joint Research Committee" or "JRC" shall mean that group of senior research representatives collectively designated to serve in such capacity by each of Cephalon and Sanofi-Synthelabo.

1.14     "Compound" shall mean

         (a) (i) FPs and pyrazolone compounds that inhibit the biological activity of the Targets with a potency criteria (an IC50 against isolated enzyme) established by the JRC; (ii) chemical entities other than FPs and pyrazolone compounds that are selected by mutual agreement of the Parties and that inhibit the biological activity of the Target(s) with a potency criteria (an IC50 against isolated enzyme) established by the JRC. For purposes of this subsection, a FP, pyrazolone or other chemical entity shall be deemed to be a Compound only insofar as it has been conceived prior to the end of the Research Program. Any such FPs, pyrazolones or other chemical entities that inhibit the biological activity of a Target and fulfill potency criteria established by the JRC, but fail to meet the selectivity requirements established by the JRC or would otherwise be excluded as "Compounds" under the terms of Subsection 1.14(b) below, nevertheless may be designated by the JRC to be "Backup Compounds" so long as such chemical entities are not covered by the terms of any then-existing third party obligations of either Party; and

         (b) notwithstanding the foregoing, "Compounds" shall not include any chemical entities (whether or not FPs or pyrazolones) which (i) are subject to any outstanding third party obligations of Cephalon, as set forth on Exhibit C hereto; or (ii) inhibit the biological activity, with an IC50 ** 50 nM, of the enzymes and receptors listed in the table of restricted enzymes and receptors in Exhibit H, which Exhibit may be updated by Cephalon prior to any renewals or extensions of the Initial Research Term. Any such chemical entities that are deemed to fall outside the definition of Compounds as a result of the application of this Section 1.14(b) shall remain the sole and exclusive property of Cephalon, and will not be subject to the terms and conditions hereof.

** = Less than


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1.15 "Competing Product" shall mean any product that comprises the same active pharmaceutical ingredient or chemical entities as a Cephalon Licensed Product, but which is not sold under a trademark selected for the Cephalon Licensed Product pursuant to this Agreement.

1.16 "Development Compounds" shall mean CEP-7055 and any Backup Compounds that meet the criteria established by the JRC, and are selected by the JRC, to be developed for use in the Field, unless and until such Backup Compounds are otherwise excluded from further development by the JDC in accordance with the terms of Section 3.3 below.

1.17 "Development Program" shall mean a program including, but not limited to, preclinical, clinical, manufacturing (including pilot batch and scale-up manufacturing) and commercial development of a Development Compound in the Field conducted by the Parties pursuant to this Agreement primarily with the intent, and for the purpose, of generating data for submission to the FDA and the EMEA in support of an application for governmental approval necessary to permit the commercialization of a Licensed Product. The initial Development Program for CEP-7055 is more particularly described on Exhibit D hereto.

1.18 "Effective Date" shall mean October 1, 2001.

1.19 "EMEA" shall mean the European Medicines Evaluation Agency, or any successor thereto.

1.20 "Exclusive Territory" shall mean the world, excluding North America (USA, Canada and Mexico and their respective territories and possessions) and Japan (and its respective territories and possessions).

1.21 "Field" shall mean, except for the limitations below, all therapeutic, diagnostic and prophylactic uses of Compounds that inhibit angiogenesis; the definition of Field includes, without limitation, all pharmaceutical uses of antiangiogenic Compounds but specifically excludes uses of Compounds in nervous system and ophthalmic disorders other than for malignancies. For the avoidance of doubt, uses of Compounds in cardiovascular and thrombotic strokes are in the Field.

1.22 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

1.23 "FTE" shall mean a full time technical person employed by either Party dedicated to the Research Program or the Development Program, or in the case of less than a full-time dedicated technical person, a full time, equivalent scientific person year, based upon a total of one thousand eight hundred twenty (1,820) hours per year of scientific work on or directly related to the Research Program or the Development Program. Scientific work on or directly related to the Research Program or the Development Program can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending selected and appropriate seminars and symposia, managing and leading scientific staff, and carrying out management duties related to the Research Program and the Development Program. Each FTE initially shall be


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chargeable at a rate per annum of [**]; such FTE rate shall be increased or decreased on December 31 of each year during the Initial Research Term (or any extensions thereof) by the percentage increase in the U.S. Consumer Price Index for all Urban Consumers (U.S. City Average) for those payments made by either Party to the other during the following calendar year.

1.24 "Initial Research Term" shall mean the initial two (2) year period of the Research Program, commencing upon the Effective Date of this Agreement, and one extension thereof at Sanofi-Synthelabo's option pursuant to Section 2.1 (b).

1.24 "Joint Biological Materials" shall mean Biological Materials which are developed by both of the Parties jointly during the Research Program or the Development Program.

1.25 "Joint Know-How" shall mean all Know-How that is developed by both Parties jointly during the implementation of (i) the Research Program; (ii) Development Program and (iii) commercialization of a Licensed Product in the Joint Territory.

1.26 "Joint Compounds" shall mean Compounds that have been conceived by both Parties jointly during the conduct of the Research Program.

1.27 "Joint Patent Rights" shall mean all Patent Rights to inventions related to the Development Compounds and/or Licensed Products that are conceived by both Parties jointly during the implementation of (i) Research Program; (ii) Development Program and (iii) commercialization of a Licensed Product in the Joint Territory.

1.28 "Joint Licensed Products" shall mean all pharmaceutical products that contain Joint Compounds for uses in the Field.

1.29 "Joint Technology" shall mean Technology that is proprietary to, controlled by or licensed (with the right to sublicense) to both Parties jointly including Joint Biological Materials, Joint Compounds, Joint Know-How, Joint Patent Rights or New Inventions that are deemed to be Joint Technology and owned by both Parties jointly in accordance with Section 14.2.

1.30 "Joint Management Team" or "JMT" shall mean the group of senior executives nominated pursuant to Section 3.4.

1.31 "Joint Territory" shall mean North America (USA, Canada and Mexico, and their respective territories and possessions).

1.32 "Joint Venture" or "JV" shall mean one or more sales and marketing collaboration or entities to be created by the Parties, or their Affiliates, to jointly market, promote, distribute and sell Licensed Products in the Joint Territory as more particularly described in Section 3.6.

1.33 "Know-How" shall mean all present and future know-how, trade secrets, inventions, discoveries, technical information (including preclinical data, databases and clinical results),

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formulae, processes, expert opinions, data, and other confidential and proprietary information, either not patentable or which may be patentable but is not patented, now or hereinafter conceived, owned, controlled or licensed (with the right to assign or sublicense) by either Party, related to the Biological Materials, Cephalon Compounds, Joint Compounds, New Inventions or Licensed Products.

1.34 "Licensed Products" shall mean either or both of any Cephalon Licensed Product and Joint Licensed Product.

1.35 "L'Oreal" shall mean L'Oreal S.A., a societe anonyme organized and existing under the laws of the French Republic.

1.36 "Loss of Exclusivity" means the loss of exclusivity in any country in either the Exclusive Territory or Joint Territory for any Cephalon Licensed Product upon the occurrence of both of the two following conditions: (i) a Cephalon Licensed Product shall have lost its marketing exclusivity (whether by virtue of compulsory licenses under, or expiration, invalidity or unenforceability of, the patents covering such Cephalon Licensed Product, loss or expiration of any exclusivity conferred de facto or de jure by any statutory marketing or data exclusivity or any other cause), and (ii) one or more Competing Products shall have been legally marketed in such country by one or more third party.

1.37 "Market Penetration" means, with respect to one or more Competing Products in any given country in either the Exclusive or Joint Territory, the number of units of such Competing Products sold in such country, expressed as a percentage of the sum of (i) the number of units of the Cephalon Licensed Product with respect to which such products constitute Competing Products sold in such country and (ii) the number of units of such Competing Products sold in such country, in each case over a period of six (6) consecutive months, as reported by the International Marketing Survey.

1.38 "Major Markets" shall mean each of [**].

1.39 "Marketing Authorization Application" or "MAA" shall mean an application seeking the approval of the competent regulatory authority in any country in the Exclusive Territory (including, without limitation, the EMEA) to enable Sanofi-Synthelabo (or an Affiliate, sublicensee or assignee thereof) to market and sell a Licensed Product.

1.40 "New Inventions" shall mean any and all inventions, discoveries and improvements that may be conceived or made by either Party while engaged in the performance of the Research Program, Development Program, Sole Development and, in the Joint Territory, the commercialization of a Licensed Product, whether patentable or not, as such inventions, discoveries and improvements are related only to Cephalon Compounds, Joint Compounds, Targets and to compositions, formulations, uses, methods of formulating, processes, or methods of administration of such Cephalon Compounds, Joint Compounds and/or Licensed Products containing such Compounds.

1.41 "Net Sales" shall mean (a) the gross amount invoiced in arms-length transactions for the

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sale of Licensed Products in the Exclusive Territory by Sanofi-Synthelabo (or by
its Affiliates, sublicensees or assignees), to independent third parties in the Territory, or (b) the gross amount invoiced in arms-length transactions from the sale of Licensed Products in the Joint Territory by each JV, less the sum of the following items:

         (i) Import, export, excise and sales taxes and custom duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of Licensed Products by Sanofi-Synthelabo and/or its Affiliates, or a JV to the extent included in the gross invoiced price;

         (ii) Credit for returns, refunds, rebates and allowances, or trades to customers for returned or recalled Licensed Product;

         (iii) Trade, quantity and cash discounts actually allowed;

         (iv) Transportation, freight and insurance allowances, if separately indentified in such invoice; and

         (v) Rebates actually granted to wholesalers, administrative fees to managed care, group purchasing and other similar institutions, chargebacks and retroactive price adjustments and any other similar allowances which effectively reduce the net selling price.

Gross and Net Sales shall be calculated according to US GAAP.

Where (i) Licensed Products are sold as one of a number of items without a separate price; or (ii) the consideration for the Licensed Products shall include any non-cash element; or (iii) the Licensed Products shall be transferred in any manner other than an invoiced sale, except for Licensed Products transferred as samples or any other similar transfer for promotional purposes usually made in the relevant part of the Joint Territory or the Exclusive Territory, the gross sales applicable to any such transaction shall be calculated using the selling party's average gross sales price for the applicable quantity of Licensed Products in the applicable country during the calendar quarter and in the country in which the transaction occurred. If there are no independent gross sales of Products in the country at that time, than Sanofi-Synthelabo and Cephalon shall mutually agree on a surrogate measure to be used in lieu thereof.

1.42 "New Drug Application" or "NDA" shall mean an application for the approval of a competent regulatory authority in any country in the Joint Territory (including without limitation, the FDA) to enable each JV (or an Affiliate or assignee thereof, if applicable) to market and sell a Licensed Products in the Joint Territory.

1.43 "Party" or "Parties" shall mean Cephalon and/or Sanofi-Synthelabo, as the case may be.

1.44 "Patent Rights" shall mean all present and future patent applications and issued patents, owned, controlled or licensed (with the right to assign or sublicense) by a Party or Parties to this Agreement (or an Affiliate thereof) covering the assays, Targets and corresponding


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sequences and any use thereof, processes, composition, manufacture, sale or use of any Compound, including but not limited to any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions derived therefrom, as well as all foreign patent applications, granted patents and all counterparts thereof including, but not limited to, substitutions, confirmations, registrations, revalidations, supplemental protection certificates, administrative protection certificates (or other governmental actions) which provide exclusive rights to the patent holders in the patented subject matter.

1.45 "Phase 1 Clinical Trial" shall mean the first introduction into humans of a Development Compound including small scale clinical studies conducted in normal volunteers or patients to obtain information on safety, tolerability, pharmacological activity or pharmacokinetics as more fully defined in 21 C.F.R. 312.21(a).

1.46 "Phase 2 Clinical Trial" shall mean a well-controlled clinical trial of a Development Compound, including clinical studies conducted in patients and designed to indicate clinical efficacy for one or more indications and its safety, as well as to obtain an indication of the dosage regimen required, as more fully defined in 21 C.F.R. 312.21(b).

1.47 "Phase 3 Clinical Trial" shall mean large-scale clinical studies conducted in a sufficient number of patients to establish the efficacy of a Development Compound for one or more indications and its safety, as more fully defined in 21 C.F.R. 312.21(c).

1.48 "Research Program" shall mean the program of discovery research that will focus on the selection and validation of Targets and on the discovery and evaluation of Compounds in the Field, aimed at identifying and selecting "Backup Compounds", all to be conducted by the Parties under the terms of this Agreement as more fully described in Exhibit E and which must be reviewed, revised as needed and approved in writing semi-annually by JRC. Such Exhibit E shall allocate the work thereunder between the Parties.

1.49 "Sanofi-Synthelabo Technology" shall mean Technology that is proprietary to, controlled by or licensed (with the right to sublicense) to Sanofi-Synthelabo other than Joint Technology.

1.50 "Target" or "Targets" shall mean one or more known, or to be discovered during the term of the Research Program members of; (i) the protein tyrosine kinase receptor families which recognize proteins of the vascular endothelial growth factor (VEGF) family as a preferred ligand and (ii) the tyrosine kinases with immunoglobulin and epidermal growth factor homology domains (Tie-1 and Tie-2) or another member of this family of receptors which may be discovered during the term of the Research Program. Targets will be defined in terms of their respective protein or genetic sequence(s), molecular structure(s), biochemical activity, binding of ligand(s) or interaction with other components of the cell and appended to Exhibit E as part of the Research Program.

1.51 "Technology" shall mean, collectively, Patent Rights and Know-How. For purposes of clarification, the term Technology expressly excludes any Patent Rights and Know-How that either Party may license from a third party after the Effective Date of this Agreement, unless (i) such Party is permitted to grant a sublicense or other rights thereunder to the other Party;

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and (ii) the sublicensing Party shall have executed and delivered a sublicense or other agreement in a form reasonably required in connection therewith.

1.52 "TotalFinaElf" shall mean TotalFinaElf S.A., a societe anonyme organized and existing under the laws of the French Republic.

1.53 "US GAAP" shall mean generally accepted accounting principles in the United States.

1.54 "Valid Claim" shall mean a claim of an issued patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or is taken.


1.55 The following additional defined terms shall have the meanings set forth in the Sections of this Agreement listed below:

                   Defined Term                            Section Where Defined
                  -------------                            ---------------------

                 Abandoning Party                                  15.3
                     Agreement                                   Preamble
              Breach-related Product                              17.5(a)
               Bulk Licensed Product                                6.4
                   Buy-in Rights                                  11.3(a)
                        CEO                                      21.10(b)
                     Cephalon                                    Preamble
               Cephalon Indemnitees                                20.2
                      Closing                                    21.11(b)
          Commercially Reasonable Efforts                           9.1
             Confidential Information                              18.1
                 Controlling Party                               Exhibit F
                 Deadlock Closing                                17.10(b)
                     Deadlock                                     3.5(b)
                Development Royalty                             6.5(a)(ii)
                 Discovery Royalty                                6.2(a)
                     FP or FPs                                   Preamble
                   Japan Rights                                     4.6
                 Marketing Royalty                                11.4(a)
                     Party #1                                     5.4(b)
                     Party #2                                     5.4(b)
                    Publication                                   21.5(a)
                  Purchase Price                                 17.10(a)
                  Providing Party                                  18.1
                  Receiving Party                                  18.1
                  Retaining Party                                  15.3
                       Right                                     17.10(a)
                 Sanofi-Synthelabo                               Preamble

                                                                               9
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           Sanofi-Synthelabo Indemnitees                           20.1
               SSBO Territory Rights                             21.11(a)
                SSBO Purchase Price                              21.11(b)
                 Sole Development                                 11.1(a)
                 Terminating Party                                 17.9
                  Transfer Price                                    6.4



Article 2.  Research and Development Programs

2.1 (a) Research Activities. The Parties agree to conduct a joint Research Program during the Initial Research Term as described in Exhibit E to discover and synthesize Compounds that inhibit the Target(s) and may have efficacy in the Field. Under the Research Program the Parties shall evaluate Compounds as potential modulators of Targets in the Field. The Research Program also may include studies of other Compounds in treating diseases in the Field, concentrating on, but without being limited to, studies relating to the potential efficacy of Backup Compounds in oncology.

         (b) Extension of the Research Program. At the option of Sanofi-Synthelabo, the Research Program shall be extended for an additional term of twelve (12) months beyond the date of expiry of the Initial Research Term which option must be exercised by written notice to Cephalon at least six (6) months before the expiry of the Initial Research Term. The level of financial support to be provided by the Parties during the extension shall be mutually agreed upon by the Parties, provided, however, (i) Cephalon shall be committed to provide no less than [**] at the rate specified under Section 1.23, (ii) the Parties shall share the cost of such extension equally; and (iii) the costs of such extension shall include the employment by Cephalon of not less than [**] in direct support of the Research Program.

2.2 (a) Development Activities. The Parties agree jointly to conduct a Development Program for the use of CEP-7055 to treat diseases in the Field as described in Exhibit D, and of other Development Compounds as may be selected by the JDC. The Development Program will have the objective of utilizing the preclinical and clinical trial data developed by or on behalf of Cephalon and Sanofi-Synthelabo for use in regulatory filings and approvals in the Joint Territory and the Exclusive Territory. The Development Program shall be designed to be sufficient to achieve approval from the FDA and the EMEA. The Development Program also may include studies relating to the potential efficacy of CEP-7055, in various non-clinical studies relating to the potential activity in various oncology models. The JDC, with the advice of the JMT, will coordinate the design, primary or secondary end points, treatment regimens, dosing paradigms, and indications in proof-of principle and Phase 3 Clinical Trials to maximize the efficiencies of such studies.

         (b) Term of the Development Program. The Development Program shall continue for so long as the Parties agree, through the JMT, to pursue marketing approval for not less than one Development Compound in either the Joint Territory or the Exclusive Territory pursuant to the terms of this Agreement.


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2.3 Cooperation. The Parties agree to cooperate with each other in good faith to ensure the success of the Research Program and Development Program. The Parties agree to use commercially reasonable diligence to perform their obligations pursuant to this Agreement. Nothing in this Agreement shall give either Party the authority to control or direct the activities of any employees or agents of the other Party.

2.4 Use of Research and Development Materials. The Parties agree that all compositions, Biological Materials, animals and humans used in the Research Program and the Development Program shall be used in compliance with all applicable laws and regulations.

2.5 Transfer of Material. Prior to the transfer of any compositions, animals and Biological Materials between the Parties, the Parties agree to negotiate and execute a material transfer agreement within thirty (30) business days after execution of this Agreement and shall incorporate by reference and append as
Exhibit I hereto. Such materials transfer agreement shall supercede that certain Sample Supply Agreement, dated May 3, 2001, between Cephalon and Sanofi-Synthelabo's parent company, as amended by Letter, dated August 23/24, 2001 or the Parties shall amend (or cause their Affiliates to amend) to conform to the provisions of Exhibit I hereto.


Article 3.  Committees/Joint Management Team

3.1 Committees. Each Committee will comprise an even number of company representatives, half of whom shall be appointed by Cephalon and half of whom shall be appointed by Sanofi-Synthelabo. Each Party may change its representatives to a Committee in its sole discretion. Each Committee shall meet face-to-face at least once per calendar quarter unless mutually agreed otherwise, and shall otherwise communicate regularly. The first such meeting of each Committee shall be held within ninety (90) days after the Effective Date. The location of the meetings shall alternate between the corporate headquarters of the Parties unless otherwise agreed to by the Parties. The Party hosting the meeting of a Committee will be responsible for establishing the agenda of the meeting and recording and providing minutes and resolutions of the Committee signed on behalf of each Party not later than thirty (30) days after any such meeting. The minutes of each meeting of a Committee shall describe the status of any projects.

3.2 Decision Making by the Committees. Regardless of the number of individual members of a Committee that may attend any given meeting or proceeding, each Party shall be entitled to cast one (1) vote on all matters to be determined by such Committee, and each such matter shall be governed by unanimous consent of the Parties. The Parties shall cooperate in implementing all decisions taken by the Committees.


3.3 Responsibilities of the Committees. The responsibilities of each of the Committees shall include the following:


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         (a) Joint Research Committee.

                  (i) The JRC shall be responsible for the management of the Research Program including the selection of Back-up Compounds and Development Compounds. The JRC shall establish and may amend in writing the scientific objectives of the Research Program from time to time and shall review the progress of the Research Program. The JRC also shall guide the research activities of the Parties with respect to the Research Program. The JRC shall establish a global Research Program which will be updated every six (6) months. For example, the JRC shall determine the assay systems against which Compounds will be screened for use in the Field. The budget for the Initial Research Term will be based on an FTE basis, as described in Section 1.23 and will describe additional external studies agreed by the JRC. The JRC shall review the budget of the Research Program on an annual basis and may revise the budget in accordance with the objectives of the Research Program. Any changes to the budget changes shall be signed by authorized representatives of both Parties and incorporated by reference as amendments to Exhibit E.

                  (ii) The JRC shall consider the advice of the JDC and shall be responsible for developing a set of criteria by which a Compound shall be deemed to be a Development Compound or a Back-up Compound. Such criteria may be revised at the sole discretion of the JRC from time to time, but shall at least include references to biological activity levels associated with the Target(s), as well as customary pharmaceutical criteria (e.g., solubility, bioavailability and safety). Once a Compound has fulfilled the criteria set forth at a given time, such Compound shall be classified as either a Development Compound or a Backup Compound, as the case may be, for purposes of this Agreement. In addition, Compounds that fail to meet such criteria for selection as a Development Compound or Backup Compound at any given time within the Initial Research Term may be reevaluated by the Parties against the Target(s) hereunder and thereafter may become a Development Compound or a Backup Compound on the basis of having met revised selection criteria for such Target(s); provided however, that the Parties may not reevaluate any such Compound that, having failed to meet the criteria set by the JRC following the initial evaluation thereof, has been selected by Cephalon for development outside the scope of this Agreement or is subject to then existing third party obligations of Cephalon.

                  (iii) The JRC shall maintain a complete list of criteria for Development Compounds for each Target. For all Compounds evaluated under the Research Program, the JRC shall keep a record of the status of all such Compounds as Joint Compounds, Development Compounds, Backup Compounds, and as Compounds that failed to meet the criteria set by the JRC to become Development Compounds or Backup Compounds for a Target. Compounds that fail to meet the criteria set by the JRC to become Development Compounds or Backup Compounds for a Target shall no longer be subject to the terms and conditions of this Agreement except according to those provisions specified in Section 3.3 (a) (ii) hereinabove, Sections 19.2, 19.3 and Article 18.

         (b) Joint Development Committee.

                  (i) The Joint Development Committee shall establish, periodically review, and modify as may be necessary and advisable, the preclinical, clinical and commercial objectives of a Development Program for each Development Compound from time to time. The three year budget for the Development Program for CEP-7055 is set forth in Exhibit D. The JDC shall review the budget of the Development Program on an annual basis and, not later than June 30th of each year, may revise the rolling three year budget forecast in accordance with the objectives of the Development Program. Any changes to the budget shall be signed by an authorized representative of the Parties and incorporated by reference as amendments to Exhibit D.

                  (ii) The JDC also will manage and coordinate all development activities of the Parties with respect to the Development Program, including scheduling preclinical studies and clinical trials for Development Compounds; establishing milestones for the completion of Development Program objectives, including without limitation those relating to anticipated filing dates of an investigational new drug application (or its equivalent) filing and an NDA or MAA filing; evaluating the progress of the Parties with respect to the Development Program; determining to end the development of a Development Compound; and generally ensuring completion in a timely manner the Development Program with respect to any Development Compound.

                  (iii) Not later than the commencement of Phase 3 Clinical Trials for the any Development Compound, the JDC shall decide upon an alternative manufacturing source for Development Compound (and the associated Licensed Product) in addition to Cephalon.

                  (iv) If the JDC does not agree that any particular pre-clinical or clinical study is necessary for a Development Compound, either Party may conduct such a study outside the Development Program at its own risk and expense pursuant to Article 11.

         (c) Dispute Resolution for JDC and JRC. In the event JDC or JRC is unable to agree upon a material matter under the program that it supervises, the relevant Committee shall prepare a report setting forth the dispute in question and the probable consequences to the collaboration if such dispute remains unresolved. Such report shall be prepared within thirty (30) days after the meeting of the Committee in which the dispute was identified and shall be submitted to the JMT which shall consider such report and attempt to resolve the dispute.

3.4 Joint Management Team. The JMT shall comprise an even number of company representatives, half of whom will be appointed by Cephalon and half of whom will be appointed by Sanofi-Synthelabo. Each Party may change its representatives on the JMT in its sole discretion. The JMT shall meet on an as needed basis and face-to-face at least twice per year unless mutually agreed otherwise. The location of the meetings shall alternate between the corporate headquarters of the Parties unless otherwise agreed by the Parties. The Party hosting the meeting of the JMT will be responsible for establishing the agenda of the meeting and recording and providing minutes and resolutions of the JMT signed on behalf of each part, not later than thirty (30) days after any such meetings.

3.5 Responsibilities of the JMT. The responsibilities of the JMT shall include:

         (a) The JMT shall be charged with the strategic oversight for the implementation of this Agreement and oversight of the Research Program and Development Program.

         (b) The JMT shall be responsible for the resolution of disputes arising in the Committees and the management bodies of the JVs. The failure of JMT to resolve any disagreement arising within any Committee or JV body, as evidenced, in each case by the JMT's failure to agree unanimously following two (2) consecutive attempts at consensus, with the second attempt following the first by not less than ten (10) business days shall be deemed a deadlock ("Deadlock"). Within thirty (30) days following a Deadlock either Party may submit the issue to dispute resolution according to Section 21.10(b) and 21.10(c). If such dispute is not resolved in accordance with Sections 21.10(b) and 21.10(c), either Party may terminate its participation in the further development or commercialization of the disputed Licensed Product pursuant to Sections 17.10(a) and 17.10(b).

Notwithstanding the foregoing, a Deadlock shall not be deemed to have occurred
(i) if either Party exercises its Sole Development right pursuant to Article 11 or (ii) as a result of the failure of the JMT to agree (x) on a modification of a decision previously adopted by a Committee unless the action is required because such prior decision is no longer permitted as a result of a binding change in applicable law and such change is final and unappealable or (y) any other matter not previously considered if it would not be viable to further develop or commercialize the Licensed Product in question in accordance with this Agreement unless a decision is made with respect to such matter. In the event of the failure by the JMT to reach agreement on any modification of a previous decision which is still permitted or any new matter which is not required to further develop or continue commercialization, the prior decision shall not be modified or a decision shall not be made with respect to such matter, as the case may be, and the further development or commercialization of such Licensed Product shall proceed in accordance with the framework established by the prior decision until otherwise agreed.

         (c) During the pendency of any dispute resolution under Sections 3.3
(c), 3.5(b) or 21.10 the development and/or commercialization will continue in accordance with previous decision and last agreed budgets.

3.6 Formation of a Joint Venture. In order to commercialize any Development Compound or Licensed Product in the Joint Territory, the JMT shall establish a separate JV for such commercialization of each Development Compound or Licensed Product (different dosages, routes of administration and indications of the same Compound shall be deemed a single Development Compound or Licensed Product). The Parties hereby agree that the JVs shall be established to the principles set forth in Exhibit F not later than the commencement of Phase 3 Clinical Trial for the each Development Compound. Sanofi-Synthelabo shall be the Controlling Party (as defined in Exhibit F) of the first (to be established) JV, and Cephalon shall be the Controlling Party of the second JV. Thereafter, the Controlling Party shall alternate between Sanofi-Synthelabo and Cephalon.

Article 4.  Grant of Rights

4.1 Exclusive Territory. Cephalon hereby grants to Sanofi-Synthelabo for the Exclusive Territory, under the Cephalon Technology and the Joint Technology: (i) a co-exclusive license, co-exclusive with Cephalon to import and use, but not make, have made, offer for sale or sell, Compounds and Joint Compounds solely for use in the Research Program; (ii) a co-exclusive license, co-exclusive with Cephalon to import, make, have made and use, but not sell or offer for sale, Cephalon Compounds and Joint Compounds solely for use in the Development Program; and (iii) an exclusive license, exclusive even as to Cephalon, to use, import, sell and offer for sale Licensed Products.

4.2 Joint Territory

         (a) Cephalon Rights. Cephalon hereby grants to Sanofi-Synthelabo in the Joint Territory, a co-exclusive license, co-exclusive with Cephalon, under the Cephalon Technology and Joint Technology to: (i) to import and use, but not make, have made, sell or offer for sale, Cephalon Compounds and Joint Compounds solely for use in the Research Program; (ii) to import, make, have made and use, but not sell or offer for sale, Cephalon Compounds and Joint Compounds solely for use in the Development Program; and (iii) to use, import, sell, and offer for sale Licensed Products; provided, however, that any rights to sell or offer for sale Licensed Product in the Joint Territory shall be exercised solely by the JV(s) in accordance with Section 4.2 (c).

         (b) Sanofi-Synthelabo Rights. Sanofi-Synthelabo hereby grants to Cephalon in the Joint Territory, a co-exclusive license, co-exclusive with Sanofi-Synthelabo, under the Sanofi-Synthelabo Technology and Joint Technology to: (i) make, have made, use, import, sell and offer for sale Cephalon Compounds and Joint Compounds solely for use in the conduct of the Research Program and Development Program and; (ii) to make, have made, use, import, sell and offer for sale Licensed Products; provided, however, that any rights to sell or offer for sale Licensed Products in the Joint Territory shall be exercised solely by the JV(s) in accordance with Section 4.2 (c).

         (c) Upon the formation of the JVs, the Parties hereby agree to grant their rights to import, use, sell and offer for sale Licensed Products in the Joint Territory exclusively to each of the JVs.

4.3 Manufacture. Cephalon hereby grants to Sanofi-Synthelabo a co-exclusive license, co-exclusive with Cephalon, under the Cephalon Technology and Joint Technology, in the Exclusive Territory and the Joint Territory to make, have made, use, import, sell and offer for sale, Cephalon Compounds solely for use in the Research Program, Development Program and for manufacturing Licensed Products; provided, however that Sanofi-Synthelabo shall not exercise the license granted under this Section 4.3 unless Cephalon fails to meet its obligations to supply Cephalon Compounds and Licensed Products under this Agreement. Before Sanofi-Synthelabo exercises its rights under this Section, Sanofi-Synthelabo shall give Cephalon notice of such failure and thirty (30) days within which to cure such failure. If Cephalon cures such failure to supply within the thirty (30) day period, then Sanofi-Synthelabo shall have no right to exercise the license rights granted under this Section 4.3. If

Sanofi-Synthelabo exercises its right under this Section 4.3, Sanofi-Synthelabo hereby agrees to provide all of Cephalon's or JV's pre-clinical, clinical and commercial supplies of Cephalon Compounds, Joint Compounds or Licensed Products At Cost.

4.4 Use of Existing Compounds for Screening by Sanofi-Synthelabo for Certain Non-Field Applications. In consideration for entering into this Agreement Cephalon hereby grants to Sanofi-Synthelabo the right to use Compounds, to be provided by Cephalon, for the sole purpose of screening the Compounds prior to December 31, 2002 in order to determine if Sanofi-Synthelabo or one of its Affiliates wishes to enter into a separate agreement with Cephalon as outlined in Exhibit G.

4.5 Right of First Negotiation to Other Compounds in the Field. In consideration for entering into this Agreement, Cephalon hereby grants to Sanofi-Synthelabo, and Sanofi-Synthelabo hereby accepts from Cephalon, a first right of negotiation to obtain from Cephalon any rights to Compounds in the Field that Cephalon has or may have under any other kinase inhibitor program (the "Other Rights"). If Cephalon has or obtains such Other Rights, then Cephalon shall notify Sanofi-Synthelabo in writing promptly that Cephalon has such Other Rights. If Sanofi-Synthelabo notifies Cephalon within sixty (60) days after receiving Cephalon's notice that Sanofi-Synthelabo desires to negotiate with Cephalon for such Other Rights, then Cephalon and Sanofi-Synthelabo shall in good faith proceed within ninety (90) days thereafter to negotiate the terms under which such Other Rights could be licensed to Sanofi-Synthelabo. If Cephalon and Sanofi-Synthelabo are not able to agree on the terms of a license after good faith negotiations within ninety (90) days after Sanofi-Synthelabo's notice to Cephalon, or if Sanofi-Synthelabo does not provide notice to Cephalon of its interest in the Other Rights within the sixty (60) day period described above, then such right of first negotiation shall expire and shall be of no further force and effect, provided, however, Cephalon shall not enter into any agreement with a third party on terms and conditions more favorable to such third party than those offered to Sanofi-Synthelabo in accordance with the procedures set forth herein without first offering such more favorable terms to Sanofi-Synthelabo in accordance with the procedures set forth herein.

4.6 Right of First Negotiation for Japan. In consideration for entering into this Agreement, Sanofi-Synthelabo hereby grants to Cephalon, and Cephalon hereby accepts from Sanofi-Synthelabo, a first right of negotiation to obtain from Sanofi-Synthelabo exclusive rights to Sanofi-Synthelabo Technology and any of Sanofi-Synthelabo's rights to Joint Technology to make, have made, use, import, sell or offer for sale Licensed Products in Japan (the "Japan Rights"). In no case later than the commencement of the first Phase 3 Clinical Trial, Cephalon shall notify Sanofi-Synthelabo in writing of Cephalon's interest in the Japan Rights. Cephalon and Sanofi-Synthelabo shall in good faith proceed within ninety
(90) days after Cephalon's notice to negotiate the terms under which the Japan Rights could be licensed to Cephalon. If Cephalon and Sanofi-Synthelabo are not able to agree on the terms of a license after good faith negotiations within ninety (90) days after commencement of the first Phase 3 Clinical Trial, or if Cephalon does not provide notice to Sanofi-Synthelabo of its interest in the Japan Rights within the ninety (90) day period described above, then such right of first negotiation shall expire and shall be of no further force and effect, provided, however, Sanofi-Synthelabo shall not enter into any agreement with a third party on terms and conditions more favorable to such third party than those offered to Cephalon without first offering such more favorable terms to Cephalon in accordance with the procedures set forth herein.

4.7 New Inventions. Sanofi-Synthelabo hereby agrees to grant to Cephalon a perpetual, worldwide, royalty-free, exclusive license (exclusive even as to Sanofi-Synthelabo) (with the right to sublicense) to New Inventions and Joint Technology to make, have made, use, import, sell and offer for sale for use in nervous system disorders and ophthalmic disorders other than for malignancies. For the avoidance of doubt, New Inventions for use in cardiovascular and thrombotic strokes shall not be subject to this grant.

Article 5. Research and Development Funding

5.1 General. Except as otherwise provided herein, all payments required under the terms of this Agreement shall be due and payable within forty five (45) days from the date that either Party receives an invoice from the other Party, unless the invoicing Party consents in writing to other payment terms. All payments by either Party in connection with this Agreement shall be made by wire transfer and in U.S. dollars unless otherwise agreed to by the Parties in writing.

5.2 Funding for Research Program and Development Program

         (a) The Parties agree to share equally the costs of the Research Program and the Development Program except in cases of Sole Development. Such costs shall include on an annual basis the employment by Cephalon of not less than [**] in direct support of the Research Program for so long as it is on-going. The costs of the Research Program and Development Program shall be consistent with those levels of investment outlined in Exhibits D and E. Other than those aggregate expenses outlined in Exhibits D and E, the JMT must approve in advance any increases in internal or external activities relating to the conduct of the Research Program and Development Program. Any external expenses incurred (whether by Cephalon or by Sanofi-Synthelabo) during the Initial Research Term and the Development Program that relate to the conduct of the Research Program and the Development Program shall be determined At Cost and, be shared equally by the Parties. Neither Party may use the services of any third party to conduct activities contemplated by the Research Program or Development Program without the prior consent of the other Party, the JRC or the JMT.

         (b) Sanofi-Synthelabo shall be responsible for the first [**] of expenses whether incurred by Cephalon, by Sanofi-Synthelabo or by the Parties jointly for the expenses under the Research Program and the Development Program as set forth in Exhibits E and D, respectively.

5.3 Records and Audits Relating to the Research and Development Program. The Parties shall maintain complete and accurate records of their respective employee hours devoted, and expenses incurred, in connection with the Research and Development Programs for a period of not less than three (3) years from the date of incurrence. Each Party shall have the right, at its own expense and through a certified public accountant or like person reasonably acceptable to the other Party, to examine such records during regular business hours during the term of this Agreement; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding three (3) years and provided further that such certified public accountant shall report to the other Party only as to the accuracy of said records.

5.4 Cost Balancing for Research Program and Development Program.

         (a) Except as provided under Section 5.2(b), within thirty (30) days following the end of each calendar quarter each Party shall provide to the other Party a preliminary invoice. Such preliminary invoice shall represent fifty percent (50%) of the costs incurred by the Party. The preliminary invoice shall set forth:

                  (i) any third party fees, costs and expenses incurred At Cost in providing services under the Research Program and the Development Program during the preceding calendar quarter;

                  (ii) the actual time spent in providing services in accordance with the Research Program and the Development Program (including a breakdown by function and the percentage of FTE time consistent with the level of detail provided in the budgets of Exhibits D and E) expended during the preceding calendar quarter; and

                  (iii) the receiving Party of the preliminary invoice shall have up to thirty (30) days after receipt of such invoice to dispute any items on the preliminary invoice. Any disputed items not resolved between the Parties by the end of such thirty (30) day period shall be referred to the appropriate Committees for reconciliation. If the appropriate Committee is unable to reconcile such disputed items in the preliminary invoice, the matter shall be referred to dispute resolution in accordance with Section 20.10. Any items in the preliminary invoice not disputed within the thirty (30) day period shall be considered approved.

                  Upon such approval or notification by the receiving Party that the preliminary invoice is approved, the reconciliations shall proceed as follows:.

                  (b) To the extent a Party's (Party #1) preliminary invoice exceeds the other Party's (Party #2) invoice, the Party #2 shall pay to Party #1 an amount equal to the amount by which Party #1's preliminary invoice exceeds the Party #2's preliminary invoice. Such payment shall be made within fifteen (15) days of the approval of preliminary invoices.

Article 6. License Fees, Royalties, Transfer Price and Milestone Payments

6.1 License Fees. Within ninety (90) days after the Effective Date of this Agreement, Sanofi-Synthelabo shall pay Cephalon by wire transfer (or as otherwise agreed upon by the Parties), an amount equal to [**] for the rights granted herein to Cephalon Technology and Joint Technology under the Research Program and the Development Program.

6.2 Royalty Payments.

         (a) Subject to the provisions of Section 6.3 below, Cephalon shall receive a discovery royalty on sales of Cephalon Licensed Products (the "Discovery Royalty") as follows: (i) with respect to each country in the Exclusive Territory, Sanofi-Synthelabo shall pay to Cephalon a Discovery Royalty in the amount of [**] of the annual Net Sales of Cephalon Licensed Products in such country and (ii) with respect to each country in the Joint Territory, the Parties shall cause the JVs to pay to Cephalon a Discovery Royalty in the amount of [**] of the annual Net Sales of Cephalon Licensed Products in such country.

         (b) The Discovery Royalty shall be payable on all Net Sales of Cephalon Licensed Products in each country of the Exclusive Territory and Joint Territory completed prior to the last to occur of (i) the expiration date of Valid Claims of any applicable Cephalon Patent Rights in such country (if no Valid Claim of any applicable Cephalon Patent has issued in such country, than for purposes of this section all Cephalon Patent Rights for such Cephalon Licensed Product in such country shall be deemed to have expired); (ii) the last day of any period of market exclusivity or data protection under an MAA or NDA for Cephalon Licensed Products (or under the terms of applicable laws and regulations) in such country from the date of first sale of each Cephalon Licensed Product; or
(iii) the date which is ten (10) years from the date of first sale of such Cephalon Licensed Product.

6.3 Adjustment. From and after the Loss of Exclusivity of a Cephalon Licensed Product in any given country in either the Exclusive or Joint Territory, Cephalon shall receive a royalty of [**] of Net Sales of such Cephalon Licensed Product in such country, and, until the remainder of the term set forth in
Section 6.2(b) above, any balance in the rate of the Discovery Royalty attributable so such country remaining after subtraction of such three percent 3% (if applicable) shall be reduced gradually, on the basis of the level of Market Penetration of Competing Products in such country, as follows:

         Competitor(s)'s               Reduction in Balance of Discovery Royalty
         Market Penetration                  attributable to such country
     ---------------------------------------------------------------------------
              [**]                                     [**]
              [**]                                     [**]
              [**]                                     [**]
              [**]                                     [**]

For clarity and by way of example, if there is a Loss of Exclusivity in respect of a Cephalon Licensed Product for which a Discovery Royalty had been due at the rate of 15% of Net Sales, and the Competitor's Market Penetration was 35% in a country of the Exclusive Territory, then the Royalty owed to Cephalon on Net Sales in that country would be 9% (3% + 50% of 12% Discovery Royalty); should the Market Penetration reach 50% in such country, the Royalty owed to Cephalon on Net Sales in that country would be 3% (3% + 0% of 12% Discovery Royalty).

         The Loss of Exclusivity shall be measured by the JMT based on data reported by International Marketing Survey.

6.4 Transfer Price. Subject to the provisions of Section 6.5 below, the transfer price shall be the Audited Cost of Goods ("Transfer Price") sold to either Sanofi-Synthelabo or its Affiliates in the Exclusive Territory or to the JVs in the Joint Territory, respectively. Transfer Price shall apply, in the Joint Territory, to Licensed Products in finished, packaged form and, in the Exclusive Territory, to finished dosage form in primary packaging to the specifications provided by Sanofi-Synthelabo to meet the then current requirements of the EMEA (the "Bulk Licensed Product"); for purposes of clarification, finished dosage form in primary packaging may be exemplified by finished dose tablets in drums or finished liquid injectate in vials on pallets.

6.5 Transfer Price Adjustment. The Transfer Price with respect to Cephalon Licensed Products shall be adjusted as follows:

         (a) Exclusive Territory. (i) The Transfer Price is estimated to be [**] of the annual Net Sales of Licensed Products in the Exclusive Territory for the supply by Cephalon of Bulk Licensed Product to Sanofi-Synthelabo for the Exclusive Territory. If the Transfer Price exceeds [**], but is less than or equal to [**] of said Net Sales, then Sanofi-Synthelabo shall bear the amount of the Transfer Price that exceeds [**] of said Net Sales, but is less than [**] of said Net Sales. If the Transfer Price sold by Cephalon to Sanofi-Synthelabo in the Exclusive Territory exceeds [**] but is less or equal to than [**] of said Net Sales, then the Discovery Royalty payable pursuant to Section 6.2(a) shall be lowered to such an extent that the total Discovery Royalty and Transfer Price payable by Sanofi-Synthelabo together total [**] of Net Sales of such Licensed Product.

         (ii) If the Transfer Price exceeds [**] of Net Sales, Sanofi-Synthelabo shall have the option of (x) paying a reduced Discovery Royalty of [**] of Net Sales in addition to the Transfer Price, or (y) returning its rights under this Agreement to the Licensed Product in the Exclusive Territory to Cephalon. In the event the rights in Licensed Product are returned to Cephalon, and Cephalon markets the Licensed Product in the Exclusive Territory, or grants a license to a third party to market the Licensed Product in the Exclusive Territory, Sanofi-Synthelabo shall be entitled to a development royalty on Net Sales of such Licensed Product (a "Development Royalty") of [**] unless the Licensed Product is the subject of Sole Development by Sanofi-Synthelabo pursuant to
Section 11.4, in which case the development royalty payable to Sanofi-Synthelabo shall be [**] of Net Sales. Cephalon shall not offer such Licensed Product to a third party at a combined royalty and Transfer Price less than that offered to Sanofi-Synthelabo without the express written consent of Sanofi-Synthelabo.

         (b) Joint Territory. (i) The Transfer Price is estimated to be [**] of the annual Net Sales of Licensed Products in the Joint Territory for the supply by Cephalon of finished and packaged Licensed Product to the JVs for the Joint Territory. If the Transfer Price exceeds [**], but is less than or equal to [**] of said Net Sales, then the JVs shall bear that amount of Transfer Price that exceeds [**] of said Net Sales, but is less than or equal to [**] of said Net Sales. If the Transfer Price of finished and packaged Licensed Product by Cephalon to the JVs in the Joint Territory exceeds [**] but is less than or equal to [**] of said Net Sales, then the Discovery Royalty payable pursuant to Section 6.2(a) shall be lowered to such an extent that the total Discovery Royalty and Transfer Price payable by the JV together total [**] of Net Sales of such Licensed Product.

         (ii) If the Transfer Price exceeds [**], Sanofi-Synthelabo shall have the option of permitting the JVs to (i) pay a reduced Discovery Royalty of [**] of Net Sales, or (ii) returning its rights under this Agreement to the Licensed Product to Cephalon. In the event the rights in Licensed Product are returned to Cephalon, and Cephalon markets the Licensed Product in the Joint Territory, or grants a license to a third party to market the Licensed Product in the Joint Territory, Sanofi-Synthelabo shall be entitled to a development royalty on Net Sales of such Licensed Product of [**] of Net Sales unless the Licensed Product is the subject of Sole Development by Sanofi-Synthelabo pursuant to Section 11.4, in which case the development royalty payable to Sanofi-Synthelabo shall be [**] of Net Sales. Cephalon shall not offer such Licensed Product to a third party at a combined royalty and Transfer Price less than that offered to the JV without the express written consent of Sanofi-Synthelabo.

         (iii) In the event the Licensed Products are supplied by a source other than Cephalon as contemplated by Sections 3.3(b)(iii) and 4.3, the Discovery royalty payable to Cephalon shall nevertheless be adjusted pursuant to Section
6.5 depending upon the Transfer Price.

6.6 Accounting/Books and Records.

         (a) Sanofi-Synthelabo shall maintain (and shall require its Affiliates, sublicensees and third party marketers to maintain, if applicable) complete and accurate records of all sales of Licensed Products pursuant to the licenses granted hereunder, for a period of not less than three (3) years from the date of the applicable Net Sales. Cephalon shall have the right, at its own expense and through a certified public accountant or like person reasonably acceptable to Sanofi-Synthelabo, to examine its records for Licensed Products in the Exclusive Territory during regular business hours during the life of this Agreement and for thirty-six (36) months after its termination provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding three (3) years and provided further that such certified public accountant shall report to Cephalon only as to the accuracy of said royalty statements and payments.

         (b) Within fifteen (15) days after the end of each calendar quarter during the pendency of this Agreement, Sanofi-Synthelabo shall deliver to Cephalon a true accounting of all Licensed Products sold in the Exclusive Territory by Sanofi-Synthelabo (and by its Affiliates, sublicensees and third party marketers, if applicable) during such calendar quarter and shall, within thirty (30) days after delivering to Cephalon such true accounting, pay all royalties due Cephalon on the basis of the Net Sales attributable Cephalon Licensed Product. Such accounting shall show sales on a country-by-country and Licensed Product-by-Licensed

Product basis, and such accounting shall state the Net Sales subject to royalty under this Article 6, the calculation of royalties with respect thereto, and shall separately show the calculation of all adjustments thereto.

         (c) All royalties and Transfer Prices due under this agreement shall be payable in U.S. dollars. If governmental regulations prevent remittances from a country of the Exclusive Territory to any other country with respect to sales made in the country, the obligation of Sanofi-Synthelabo to pay royalties on sales in that country shall be suspended until such remittances are possible, and once they are possible, Sanofi-Synthelabo shall pay Cephalon any back royalties which may be owed. Alternatively, Cephalon shall have the right, upon giving written notice to Sanofi-Synthelabo, to receive payment in that country in local currency. Monetary conversions from the currency of a foreign country, in which Cephalon Licensed Products are sold into United States currency shall be made at the official exchange rate in force in that country for financial transactions at the close of the last business day of the calendar quarter for which the royalties are being paid. If there is no such official exchange rate, the conversion shall be made at the rate prevailing on the last day of each of the applicable calendar quarters as published in The Wall Street Journal under the heading "Foreign Exchange," unless otherwise agreed upon in writing by the Parties.

         (d) The Parties agree to impose on the JVs similar obligations as these contained in Section 6.6(a) through (c) hereof.

6.7 Milestone Payments.

         (a) Sanofi-Synthelabo shall pay Cephalon those amounts set forth below not later than sixty (60) days following the completion of the milestones set forth below for each Development Compound (for purposes of determining Milestone Payments, different dosages of a Cephalon Compound shall be deemed to be a single such Development Compound):

               (i)  [**]
              (ii)  [**]

             (iii)  [**]

              (iv)  [**]

               (v)  [**]

              (vi)  [**]

             (vii)  [**]

         (b) In the event there is a combination Phase 2/3 Clinical Trial for a Development Compound, the payments required by Section 6.6(a) (ii) shall be made upon first patient enrollment and the payment required by Section 6.6 (a) (iii) shall be made upon completion of the study and issuance of the final report thereof.

         (c) For the avoidance of doubt, the Parties confirm and agree that no milestones shall be payable in Sole Development situations unless and until a Party exercises its Buy-in Rights pursuant to Section 11.3 hereof.

6.8 Credits Against Milestone Payments. Milestone payments made by Sanofi-Synthelabo under the terms of Section 6.6 hereof in connection with a Development Compound that fails in development, or for which Sanofi-Synthelabo or a JV otherwise fails to obtain Approval of the applicable MAA, shall be credited against milestone payments for such Backup Compound as shall be designated by the JDC as a Development Compound for the same Target. Notwithstanding the foregoing, if prior to the failure or withdrawal of the Development Compound, the Parties introduce another Development Compound into joint development for the same Target, the milestones shall be payable only once for such Target unless both Development Compounds continued to be pursued for the same Target.

6.9 Taxes. If Sanofi-Synthelabo is required by law to withhold any taxes or other governmental obligations from the milestone or royalty obligations to be paid to Cephalon under the terms of this Article 6, then Sanofi-Synthelabo shall provide notice to Cephalon of any such requirement. In such event, Sanofi-Synthelabo as appropriate may withhold and pay such taxes or obligations on behalf of Cephalon, provided that Sanofi-Synthelabo sends to Cephalon reasonable proofs of payment.


Article 7. Regulatory Matters/Quality Assurance

7.1 Regulatory Approvals

         (a) Sanofi-Synthelabo shall be responsible for obtaining all necessary regulatory and MAAs for the use and sale of Licensed Products in those countries of the Exclusive Territory in which Sanofi-Synthelabo markets, sells and distributes Licensed Products. Sanofi-Synthelabo shall be responsible for translating, preparing, and filing all regulatory submissions with the countries in the Exclusive Territory, as appropriate, for any Cephalon Compounds or Joint Compounds as described in and in accordance with a schedule set forth in the Development Program by the JDC; provided, however, that in the case of Sole Development by Sanofi-Synthelabo, Sanofi-Synthelabo, rather than the JDC, will be responsible for determining the schedule for such responsibilities. Sanofi-Synthelabo shall bear the cost and expense of all such regulatory submissions and MAAs subject to the Parties' obligations set forth in Article 5. Sanofi-Synthelabo shall be responsible at its own cost and expense for any clinical studies in the Exclusive Territory not required for EMEA approval. Sanofi-Synthelabo shall own all regulatory and marketing approvals in the Exclusive Territory.

         (b) Sanofi-Synthelabo agrees to file a MAA with the EMEA (or with the regulatory authorities in [**] Major Markets) within [**] following successful completion of the Development Program (including all related activities) for any Licensed Products. Sanofi-Synthelabo further agrees that within [**] of the Approval of the MAA in at least [**] Major

Markets, it will launch such Licensed Products in such [**] Major Markets, provided there is a reliable source of supply.

         (c) The Parties or their designee(s) shall be responsible for obtaining all necessary Approvals for the use and sale of Licensed Products in the Joint Territory. The Parties or their designee(s) shall be responsible for translating, preparing, and filing all regulatory submissions with the countries in the Joint Territory, as appropriate, for any Cephalon Compounds or Joint Compounds as described in and in accordance with a schedule set forth in the Development Program by the JDC. Approvals in the Joint Territory shall be held by the JVs, if possible.

7.3 Cooperation. Parties hereby agree to: (i) cooperate with each other and render assistance in connection with the filing of an NDA or MAA (or other application for regulatory approval) with any governmental authority or agency which may be required to obtain approval to market Licensed Products or to obtain pricing and reimbursement approval; and (ii) execute documents, and provide a letter of authorization or other documentation to the appropriate regulatory authorities or to any other governmental authority or agency, as necessary or advisable, to enable either Party to file, refer to or incorporate by reference all technical information including data on file with any such agency or authority concerning Licensed Products that may be contained in a drug master file or otherwise. In the event that either party wishes to supplement or modify such drug master file, each Party agrees to discuss promptly such supplements or modifications with the other Party in advance.

7.4 Adverse Drug Events. The Parties hereby agree that, not later than three (3) months after the Effective Date, they will establish procedures for the handling and reporting of adverse drug events, and that such procedures may be coordinated by the JDC and shall require that the Parties inform each other in an appropriate and efficient manner of any such adverse drug events with respect to Development Compounds and the Licensed Products, taking into account those procedures used regularly by the Parties and those requirements of the EMEA, the FDA and other relevant regulatory authorities.

7.5 Notice of Governmental Action. During the term of this Agreement, each Party further agrees to immediately notify the other Party about any information such Party received regarding any threatened or pending action by a governmental agency which may involve the safety and efficacy claims of Development Compounds or Licensed Products or the continued clinical testing, manufacturing or marketing thereof. Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.

7.6 Product Recalls. If (i) any governmental or regulatory authority issues a request, directive, or order that any Licensed Product be recalled or withdrawn from the market, (ii) a court of competent jurisdiction in a final, nonappealable judgment orders a recall or withdrawal of any Licensed Product, or (iii) following discussion between the Parties, and giving due consideration to the views of the other Party, the Party holding the MAA (or analogous marketing application outside the Exclusive Territory) for the applicable Licensed Product determines in its sole discretion that said Licensed Product should be recalled or withdrawn from one or more countries, then the Parties together shall take all appropriate corrective actions to effect the recall or withdrawal. The costs and expenses of notification and destruction or return of the recalled or withdrawn Licensed Product in the Exclusive Territory shall be borne by Sanofi-Synthelabo, and in the Joint Territory shall be borne by JVs; provided, however, if the cause of the recall is Cephalon's failure to meet the specifications for Licensed Products, in which case the cost of the recall shall be borne by Cephalon.

7.7 Quality Assurance. The Parties agree that all pre-clinical and human use manufacturing activities required to meet Good Laboratory Practices (as defined in 21 C.F.R. 58), Good Clinical Practices (as defined in 21 C.F.R. 50 & 312) and Good Manufacturing Practices (as defined in 21 C.F.R. 210 & 211) standards will be available to the Parties' respective quality assurance and quality control functions for evaluation. Without limiting the foregoing, the Parties shall have reasonable rights to audit quality systems, documentation, data, reports and other documents, and to inspect facilities, laboratories, services, utilities and computer systems.


Article 8. Manufacture and Supply of Compounds and Licensed Products

8.1 Research and Development Supplies.

         (a) Joint Development. Until the definitive supply agreement described in Section 8.3 has been executed by the Parties, the Parties agree that Cephalon shall be the exclusive supplier of Cephalon Compounds and the Development Compounds for the Research Program and the Development Program. Cephalon may engage third party manufacturers to produce such Compounds with the prior written consent of Sanofi-Synthelabo, which consent shall not be unreasonably withheld. Cephalon shall provide all clinical and pre-clinical supply At Cost. All such supplies shall be in dosage form and packaging according to Research Program and Development Program needs.

         (b) Sole Development. Until the definitive supply agreement described in Section 8.3 has been executed by the Parties, Cephalon agrees to supply Sanofi-Synthelabo and Sanofi-Synthelabo agrees to purchase exclusively from Cephalon, Sanofi-Synthelabo's requirements of Cephalon Compounds and Development Compounds for any studies for which Sanofi-Synthelabo has undertaken Sole Development pursuant to Article 11. Cephalon may engage third party manufacturers to produce the Cephalon Compounds and Development Compound with the prior written consent of Sanofi-Synthelabo, which consent shall not be unreasonably withheld. Cephalon shall provide all clinical and pre-clinical supply At Cost. All such supplies shall be in dosage form and packaging as specified by Sanofi-Synthelabo.

8.2 Commercial Supplies.

         (a) Joint Territory. Until the definitive supply agreement described in
Section 8.3 has been executed by the Parties, the Parties agree that Cephalon shall be the exclusive supplier of all requirements for commercial supplies of GMP finished and packaged Licensed Products At Cost for use and resale in the Joint Territory. Cephalon may engage third party manufacturers to produce the Licensed Products with the prior written consent of Sanofi-Synthelabo, which consent shall not be unreasonably withheld.

         (b) Exclusive Territory. Until the definitive supply agreement described in Section 8.3 has been executed by the Parties, Cephalon agrees to supply and Sanofi-Synthelabo agrees to purchase from Cephalon its requirements for commercial supplies of BulkLicensed Products for final packaging and sale of Licensed Products in the Exclusive Territory. Cephalon may engage third party manufacturers to produce the active pharmaceutical ingredient of Bulk Licensed Product or Bulk Licensed Product itself with the prior written consent of Sanofi-Synthelabo, which consent shall not be unreasonably withheld. Bulk Licensed Products shall be provided to Sanofi-Synthelabo At Cost to specifications provided by Sanofi-Synthelabo to meet the then current European regulatory requirements specified by the EMEA.

         (c) Upon the shipment of Bulk Licensed Product to Sanofi-Synthelabo in the Exclusive Teritory or the shipment of finished and packaged Licensed Product in the Joint Territory, Cephalon shall invoice the appropriate party for such shipment. Cephalon shall deliver Bulk Licensed Product or finished and packaged Licensed Products F.O.B. Cephalon's production facility. Sanofi-Synthelabo shall be responsible for all licenses and authorizations necessary for the importation of Bulk Licensed Products into the Exclusive Territory.

8.3 Definitive Supply Agreement. The Parties agree to negotiate in good faith the terms of a definitive supply agreement with regard to the manufacture and supply by Cephalon (and the JMT's designee pursuant to Section 3.3(b)(iii)) of
(i) Development Compounds (and their associated Licensed Products) or Cephalon Compounds (and their associated Licensed Products) under joint or Sole development in both the Joint Territory and the Exclusive Territory, (ii) Bulk Licensed Product in the Exclusive Territory, and (iii) finished and packaged Licensed Products in the Joint Territory. Such supply agreement shall contain terms and conditions customary in the industry, including without limitation those relating to quality control, warranties, records, storage and inspection. Sanofi-Synthelabo shall be responsible for final packaging and labeling of Licensed Product to be marketed and sold in the Exclusive Territory.


Article 9. Marketing, Promotion and Sale of Product

9.1 Marketing in the Joint Territory. The Parties agree to use their commercially reasonable efforts to co-promote the sale of Licensed Products in the Joint Territory through the JVs and to maximize the Net Sales thereof. For purposes of this Section 9.1, "commercially reasonable efforts" shall mean that during any given calendar year following commercial launch of Licensed Products in the Joint Territory, the JVs shall expend selling promotional expenses, at a level comparable to that incurred by others marketing and selling pharmaceutical products with the same commercial potential, as those of the Licensed Product(s).

9.2 Marketing in the Exclusive Territory. Sanofi-Synthelabo agrees to use its commercially reasonable efforts to promote the sale of Licensed Products in the Exclusive Territory and to maximize the Net Sales thereof. In connection with these efforts, Sanofi-Synthelabo shall annually prepare a status report on its a commercialization efforts for Cephalon's review. For purposes of this Section 9.2, "commercially reasonable efforts" shall mean that during any given calendar year following commercial launch of Licensed Products in the Exclusive Territory, Sanofi-Synthelabo shall expend selling promotional expenses at a level comparable to that those incurred by others marketing and selling pharmaceutical products with the same commercial potential, as those of the Licensed Product(s). If Sanofi-Synthelabo determines in its reasonable business judgment that it would not be in Sanofi-Synthelabo's commercial interests for it to commence (or to continue, as the case may be) marketing and selling Licensed Products in any given country in the Exclusive Territory for which it has received marketing approval, then it will promptly notify Cephalon of such determination. Such determination shall not be deemed a breach of this Agreement so long as Sanofi-Synthelabo pursues the marketing, selling and/or distribution of Licensed Products in no less than [**] countries of the Major Markets.

9.3 Marketing and Distribution Rights to Licensed Products in Japan. Cephalon intends market and distribute Licensed Products in Japan through the channels normally used for the Cephalon product portfolio including, but not limited to, Affiliates, agents, distributors, joint venture partners and co-promotion and co-marketing partners (even if any such commercial contract between Cephalon and the applicable third party is formally described or structured as a license). Before Cephalon grants rights to third parties to market, promote, sell and distribute Licensed Products in Japan where Cephalon does not do so itself or through its then-existing ordinary channels, Cephalon hereby agrees to negotiate in good faith for a period not to exceed sixty (60) days to grant such rights to Sanofi-Synthelabo under terms and conditions to be mutually agreed upon. If Sanofi-Synthelabo and Cephalon fail to so reach agreement within such period, then Cephalon may discuss terms and conditions with third parties but it shall not enter into any such agreement with a third party on terms and conditions more favorable to such third party than those offered to Sanofi-Synthelabo without first offering such more favorable terms to Sanofi-Synthelabo in accordance with the procedures set forth herein. If Cephalon thereafter enters into such an agreement with a third party, then such agreement shall contain terms and conditions customary in the pharmaceutical industry with respect to such commercial arrangements, including without limitation those relating to the prompt disclosure of adverse drug experiences and any adverse regulatory or other governmental actions relating to the Licensed Products.

9.4 Sublicensing. Without Cephalon's prior consent, Sanofi-Synthelabo may market, sell and distribute Licensed Products in the Exclusive Territory through the channels normally used for the Sanofi-Synthelabo product portfolio including, but not limited to, Affiliates, agents, distributors, joint venture partners and co-promotion and co-marketing partners (even if any such commercial contract between Sanofi-Synthelabo and the applicable third party is formally described or structured as a license). With respect to countries in the Exclusive Territory other than the Major Markets, Sanofi-Synthelabo agrees to use commercial reasonable efforts to market, sell and distribute Licensed Products in such countries; provided, however, that Sanofi-Synthelabo shall not be required to register market, sell and distribute Licensed Products in such countries if, in the reasonable business judgment of Sanofi-Synthelabo, it would not be in the commercial interests of Sanofi-Synthelabo to commence (or to continue, as the case may be) marketing, selling and distributing a Licensed Product in any given country in the Territory (other than [**] Major Markets). Subject to the written consent of Cephalon, with such consent not to be unreasonably withheld, taking into account the reasonable commercial interests of Sanofi-Synthelabo, Sanofi-Synthelabo may grant rights to third parties to register market, promote, sell and distribute Licensed Products in any country in the Exclusive Territory where Sanofi-Synthelabo desires to market Licensed Products, but where Sanofi-Synthelabo does not desire to market Licensed Products itself or through its then-existing ordinary channels. However, if Cephalon has established, or notifies Sanofi-Synthelabo of plans to develop, a commercial operation in any such country in the Exclusive Territory, then prior to offering to a third party such marketing and sales rights, Sanofi-Synthelabo hereby agrees to negotiate in good faith for a period not to exceed sixty (60) days to grant such rights to Cephalon under terms and conditions to be mutually agreed upon. If Sanofi-Synthelabo and Cephalon fail to so reach agreement within such period, then Sanofi-Synthelabo may discuss terms and conditions with third parties but it shall not enter into any such agreement with a third party on terms and conditions more favorable to such third party than those offered to Cephalon without first offering such more favorable terms to Cephalon in accordance with the procedures set forth herein. If Sanofi-Synthelabo thereafter enters into such an agreement with a third party with the consent of Cephalon, then such agreement shall contain terms and conditions customary in the pharmaceutical industry with respect to such commercial arrangements, including without limitation those relating to the prompt disclosure of adverse drug experiences and any adverse regulatory or other governmental actions relating to the Licensed Products.

9.5 Compliance.

         (a) Joint Territory. The Parties shall ensure that all required permits, licences and Approvals necessary or advisable to market, promote, sell and distribute Licensed Products in the Joint Territory will be maintained in good standing. The Parties' designee shall comply with all local laws, rules, regulations, and reporting requirements in force in each country of the Joint Territory covering, among other things, the marketing, promotion, sale and payment for Licensed Products.

         (b) Exclusive Territory. Sanofi-Synthelabo (or its designee) shall have obtained and shall maintain in good standing all required permits, licenses and regulatory approvals necessary or advisable to market, promote, sell and distribute Licensed Products in the Exclusive Territory where Sanofi-Synthelabo is marketing, selling and distributing Licensed Products either itself or through its then-existing ordinary channels, and in any event, in no less than [**] Major Markets. Sanofi-Synthelabo shall comply with all local laws, rules, regulations, and reporting requirements in force in the Exclusive Territory covering, among other things, the marketing, promotion and sale, and the payment for Licensed Products.

Article 10.  Rights to Data

10.1 Sharing of Data. Subject to the grants set forth in Article 4,the Parties have reciprocal rights to use all Cephalon Technology, Sanofi-Synthelabo Technology and Joint Technology under the Research Program and the Development Program. The Parties shall agree on a format to be used to enable the Parties to have prompt, direct electronic access to all data generated (whether generated jointly or by either Party separately).

Article 11.  Sole Development

11.1 Compounds Subject to Sole Development.

         (a) During the term of this Agreement, either Party may undertake the sole development of any Cephalon Compound ("Sole Development"), provided that
(i) the JRC has been requested in writing by such Party to designate such Cephalon Compound a Development Compound, and provided further that following a meeting of the JRC, the JRC has declined to do so or (ii) the JDC has decided not to pursue, or to continue, the joint development of a Development Compound or a Back-up Compound.

         (b) In the event that a Party has requested the JRC to designate a Cephalon Compound as a Development Compound and the JRC has declined to do so, such refusal shall not be the basis for a dispute subject to resolution under this Agreement; the sole remedy of the requesting Party being to undertake Sole Development pursuant to this Article 11.

         (c) If both Parties wish to undertake Sole Development of the same Cephalon Compound, then the JRC shall designate such Compound as a Development Compound.

         (d) A Party may veto the Sole Development of a Cephalon Compound by the other Party if, in the good faith judgment of the vetoing Party, such Sole Development violates reasonable and established medical safety standards.

         (e) Notwithstanding the other provisions of this Article 11, with respect to the Sole Development of a Joint Compound only, such Sole Development
(i) shall not be subject to a Discovery Royalty and (ii) if the Party that has not undertaken Sole Development does not exercise its Buy-In Rights under
Section 11.3, Sole Development of such Joint Compound shall be deemed not subject to the terms and conditions of this Agreement except as provided under Sections 4.7, 8.1(b) and Article 18.

11.2 Responsibility and Funding for Sole Development.

         Any Party undertaking Sole Development of a Cephalon Compound shall do so at its sole discretion and risk, and, subject to Section 11.3, shall be responsible for all costs and expenses incurred in connection with such Sole Development. Unless a Party exercises its Buy-in Rights pursuant to Section 11.3 below, the results of all Sole Development shall be owned by the developing Party.

11.3 Buy-In by Other Party.

         The Party that has not undertaken Sole Development as to a Cephalon Compound may share in the commercialization of such Cephalon Compound, but only as follows:

         (a) Once Sole Development as to any Cephalon Compound has successfully completed Phase 2 Clinical Trials, the Party undertaking the Sole Development shall promptly notify the other Party. Such notice shall include copies of: (i) the IND or its equivalent, plus annual updates if any, (ii) investigator drug brochure or its equivalent, (iii) clinical study reports and supporting data tables, (iv) correspondence with regulatory authorities and (v) annual expenses incurred for such Sole Development. Within ninety (90) days of receipt of such notice, the receiving Party shall, if it wishes to exercise its buy-in rights under this Agreement ("Buy-in Rights") so notify the other Party. The exercise of Buy-in Rights of any Party shall require

                  (i) that the Buy-in Party shall reimburse the Party that has undertaken Sole Development for [**] of the total costs and expenses (calculated in the same manner as total costs are calculated under Section 5.4 hereof) of such Sole Development to date, plus [**] of such total costs in consideration of the risk undertaken by the sole developer (for clarity, the Sole Developer shall be reimbursed for [**] of its development costs).

                  (ii) Upon the payment pursuant to 11.3(a)(iii) below the Cephalon Compound shall be deemed a Development Compound and, where applicable, a Cephalon Licensed Product. The subsequent development costs shall be shared equally by the Parties.

                  (iii) Once the cost of a Buy-in Rights in has been determined, the buy-in Party shall have thirty (30) days in which to reimburse the sole developing Party for [**] of its costs and expenses, and upon the expiration of such thirty (30) days the Buy-in Rights shall lapse as to the Cephalon Compound in question.

11.4 No Buy-in.

         In the event a Party does not exercise its Buy-in Rights, the Party that undertook Sole Development may continue Sole Development at its discretion and expense, subject to the following:

         (a) Joint Territory - The commercialization of the Licensed Product in the Joint

                  Territory shall be undertaken by the JVs, which shall be responsible for applying for and obtaining necessary governmental approvals. The JV shall pay the Sole Developer a development royalty of [**]. If the developing Party solely pays marketing costs of the Licensed Product in the Joint Territory, the sole developer shall receive an additional marketing royalty of up to [**] which shall be deducted after Discovery Royalty, Development Royalty, Transfer Price and other expenses of the JV (the " Marketing Royalty"). For clarity and by way of example, [**].

         (b) Exclusive Territory -The commercialization of the Licensed Products shall be undertaken by Sanofi-Synthelabo in accordance with the provisions of Section 9.2 hereof. If Sanofi-Synthelabo is the sole developer of a Cephalon Compound, then Net Sales of such Cephalon Compound in the Exclusive Territory shall be subject to a Discovery Royalty to Cephalon such that sum of the Transfer Price of the Cephalon Compound plus the Discovery Royalty equals [**] of Net Sales as provided under Section 6.5(a). If Cephalon is the sole developer of the Cephalon Compound, then Sanofi-Synthelabo shall have the first right to commercialize such Cephalon Compound in the Exclusive Territory by paying a development royalty of from [**] depending upon the Transfer Price of the Cephalon Compound, the sum of the Transfer Price, the Discovery Royalty and the Development Royalty being capped at [**]. For clarity, and by way of example, [**].

                  (ii) In the event of Sole Development of a Joint Compound, the Parties agree to establish the applicable royalty rates and transfer prices prior to the commencement of Phase 3 Clinical Trials. Unless otherwise agreed by the Parties, the royalties above shall be payable for the period set forth in Section 6.2(b) hereof.


Article 12. Limited Liability

OTHER THAN THOSE WARRANTIES SET FORTH IN SECTION 19 BELOW, AND THOSE TO BE INCLUDED IN THE DEFINITIVE SUPPLY AGREEMENT, THERE IS NO WARRANTY (EXPRESS OR IMPLIED) AS TO THE COMPOUNDS, CEPHALON COMPOUNDS, JOINT COMPOUNDS, THE LICENSED PRODUCTS, MERCHANTABILITY OR A FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN THE DEFINITIVE SUPPLY AGREEMENT OR INDEMNIFICATION CLAIMS UNDER ARTICLE 20 BELOW, IF THE COMPOUNDS, CEPHALON COMPOUNDS, JOINT COMPOUNDS, OR LICENSED PRODUCTS FAIL TO MEET SPECIFICATIONS, THE SOLE AND EXCLUSIVE REMEDY OF EITHER PARTY IS LIMITED TO THE REPLACEMENT OF COMPOUND, CEPHALON COMPOUND, JOINT COMPOUND OR LICENSED PRODUCT (AS THE CASE MAY BE) OR THE REFUND OF THE SUPPLY PRICE THERFOR AND NEITHER PARTY SHALL IN ANY CASE BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS AS A RESULT OF SUCH

NONCOMFORMITY.


Article 13. Trademark for Licensed Products. The Parties acknowledge that it may be in their mutual best interests to attempt to develop a single trademark for use within the Joint Territory and the Exclusive Territory for a given Licensed Product, and agree to discuss this matter at an appropriate time prior to commercial launch. A failure by the Parties to agree on a trademark shall not be deemed a deadlock with respect to the Exclusive Territory and Sanofi-Synthelabo shall be free to select a trademark in the Exclusive Territory. Any trademark selected and developed for use in the Exclusive Territory shall be owned by Sanofi-Synthelabo. Any trademark selected and developed for use in the Joint Territory shall be owned by and registered in the name of the JV(s). The Parties hereby acknowledge and agree that rights to any such trademark in Japan shall be owned by or exclusively licensed to Cephalon.


Article 14. Inventions

14.1 Disclosure of Inventions. During the pendency of this Agreement, the Parties agree to disclose to each other any and all New Inventions.

14.2 Inventorship and Ownership. Inventorship with respect to all New Inventions shall be determined in accordance with applicable patent law. The Parties hereby agree that all such New Inventions shall be owned by the Parties jointly except in cases of New Inventions made under Sole Development pursuant to Section 11.4, in which case the Party undertaking Sole Development shall own such New Inventions.

Article 15. Patents

15.1 Cephalon Patent Rights. Cephalon, at its own expense, shall prepare, file, prosecute and maintain the Cephalon Patent Rights in the Exclusive Territory and Joint Territory. Cephalon shall inform Sanofi-Synthelabo of the countries within the Exclusive Territory and Joint Territory in which Cephalon intends to seek patent protection and shall file, prosecute and maintain patent applications and patents in such countries at Cephalon's expense. Each Party shall cooperate reasonably with the other upon request in promptly executing any and all instruments deemed necessary or useful by either or both Parties in connection with the preparation, filing, prosecution, maintenance or obtaining extensions of Patent Rights in the Exclusive Territory and the Joint Territory.

15.2 Joint Patent Rights. Cephalon shall have an outside law firm mutually acceptable to both Parties prepare, file, prosecute and maintain patent application and patents claiming the Joint Patent Rights and patentable New Inventions in the Exclusive Territory, Joint Territory and Japan. Cephalon shall keep Sanofi-Synthelabo fully advised (by providing copies of all draft applications, applications, office actions, draft responses and responses thereto, legal proceedings and the like) of the status of all such Joint Patent Rights. In addition, Cephalon shall send Sanofi-Synthelabo advance drafts of any documents to be filed relating to such

Joint Patent Rights and patentable New Inventions and shall consider the suggestions of Sanofi-Synthelabo and its patent counsel with respect to the prosecution and maintenance of such Joint Patent Rights or patentable New Inventions. If Cephalon fails to have a mutually acceptable outside law firm prepare, file, prosecute or maintain such Joint Patent Rights or patentable New Inventions, then Sanofi-Synthelabo shall have the right to assume responsibility for the preparation, filing, prosecution, and maintenance of any such Joint Patent Rights or patentable New Inventions. Each Party shall cooperate reasonably with the other upon request in promptly executing any and all patent applications, or other instruments deemed necessary or useful by either or both Parties in connection with the application, prosecution or maintenance of the Joint Patent Rights or patentable New Inventions or the implementation of
Section 15.3.

15.3 Patent Costs for Joint Patent Rights. The external expenses of preparing, filing, prosecuting and maintaining Joint Patent Rights and patentable New Inventions shall be shared equally by the Parties, unless both Parties decide not to prosecute or one Party wishes to abandon its rights in and to such patent rights (the "Abandoning Party"). If both Parties decide not to prosecute in any country, Cephalon shall abandon the Patent or application. The Abandoning Party shall provide the other Party (the "Retaining Party") with timely notice of such intent. The Retaining Party shall have the right to assume ownership and responsibility for preparing, filing, prosecuting and maintaining such Joint Patent Rights or patentable New Inventions at its sole expense and shall, for the term of this Agreement, grant the Abandoning Party a nonexclusive, irrevocable fully paid up license to such Joint Patent Rights or patentable New Inventions for internal research purposes only. On a quarterly basis, the Parties shall exchange audit worthy documentation establishing the aggregate amount of external expense incurred in the preparation, filing, prosecution and maintenance of Joint Patent Rights or patentable New Inventions (excluding costs expended as a Retaining Party). The Parties further agree to make appropriate payments to each other at the end of each calendar quarter to equalize their respective external expenses incurred relating to said Joint Patent Rights and patentable New Inventions.


Article 16. Infringement

16.1 Notice Regarding and Authority to Take Action Against Infringers.

         (a) Each Party shall promptly notify the other Party of any known infringement by third parties of the proprietary rights of either Party with regard to Cephalon Compounds, Joint Compounds, Development Compounds, Backup Compounds, Licensed Products, Patent Rights, Joint Patent Rights, Cephalon Patent Rights, Sanofi-Synthelabo Technology, patentable New Inventions and other Technology, including Cephalon Technology and Joint Technology. If any of the Cephalon Patent Rights or Joint Patent Rights are infringed in the Exclusive Territory, Joint Territory or Japan, Cephalon shall have the right but not the obligation to commence appropriate legal action to enjoin such infringement with respect to all items other than Sanofi-Synthelabo Technology at its sole expense; in such case Sanofi-Synthelabo shall provide its complete cooperation to Cephalon at its expense. If Cephalon fails to initiate such action within ninety (90) days after being notified of the infringement, then Sanofi-Synthelabo shall have the right, but not the obligation, to undertake such action at its own expense in the name of Cephalon, if necessary, and Cephalon shall provide its complete cooperation to Sanofi-Synthelabo at its expense. Any damages or awards resulting from the prosecution of such claim shall be apportioned as follows:

         (b) If the action is brought by Cephalon at its expense, then any damages or awards shall be applied first to reimburse Cephalon for its out-of-pocket costs and expenses, with the balance, if any, to be shared by the Parties with an amount equal to [**] being retained by Cephalon, and [**] being paid to Sanofi-Synthelabo.

         (c) If the action is brought by Sanofi-Synthelabo at its expense, then any damages or awards shall be applied first to reimburse Sanofi-Synthelabo for its out-of-pocket costs and expenses, with the balance, if any, to be shared by the Parties with an amount equal to [**] being paid to Cephalon, and [**] being retained by Sanofi-Synthelabo. If no such damages or awards result from said prosecution or if such damages or awards are insufficient to fully reimburse the costs and expenses of Sanofi-Synthelabo associated with said prosecution, then Cephalon shall reimburse Sanofi-Synthelabo in an amount equal to [**] of such unreimbursed costs and expenses; provided however, that such reimbursement shall be effected by reducing, during that twelve (12) month period immediately following the issuance of the final order in any such action, the royalties otherwise payable by Sanofi-Synthelabo to Cephalon hereunder, but in no case shall such reduction exceed the aggregate amount due and payable by Sanofi-Synthelabo to Cephalon during said twelve (12) month period.

16.2 Notice of Infringement of Third Party Patents. Each Party shall promptly notify the other Party of any claim asserting infringement of the proprietary rights of the third Party by Cephalon Compounds, Joint Compounds, Development Compounds, Backup Compounds, Licensed Products or by the practice of Patent Rights, Joint Patent Rights, Cephalon Patent Rights, Sanofi-Synthelabo Technology, patentable New Inventions and other Technology, including Cephalon Technology and Joint Technology.

16.3 Infringement of Third Party Patents.

         (a) In the event either Party determines that it or a JV should obtain a license from a third party in order to import, manufacture, use or sell Licensed Products in the Exclusive Territory or the Joint Territory such party shall use reasonable commercial efforts to obtain a license from the third party for the right to continue to import, make, use and sell the Licensed Product. In the event Sanofi-Synthelabo is obligated to make any royalty payments to such third party, the applicable Royalty payable to Cephalon hereunder shall be reduced by no more than [**] of the royalty payment otherwise owed to Cephalon. If the sum of royalty payments to such third party and to Cephalon and Transfer Price exceed [**], Sanofi-Synthelabo shall have the option to return its rights under this Agreement to the Cephalon Licensed Product to Cephalon without any penalty and Sanofi-Synthelabo shall be relieved of all milestone, royalty and cost sharing obligations related to such Licensed Product. In the event the rights in Licensed Product are returned to Cephalon, and Cephalon markets the Licensed Product in the Exclusive Territory, or grants a license to a third party to market the Licensed Product in the Exclusive Territory, Sanofi-Synthelabo shall be entitled to a development royalty on Net Sales of such Licensed Product (a "Development Royalty") of [**] unless the Licensed Product is the subject of Sole Development by Sanofi-Synthelabo pursuant to Section 11.4, in which case the development royalty payable to Sanofi-Synthelabo shall be [**]. In the event a JV is obligated to make any royalty payments to such third party, such payment shall be deducted from the expenses of the entity before distribution of applicable profits or losses.

         (b) Joint Territory If a claim alleging infringement of third party patents in the Joint Territory by a Licensed Product is made against Cephalon, Sanofi-Synthelabo or a JV, then Cephalon may elect to defend against such a claim on behalf of the defendant at the cost and expense (including, without limitation, attorneys fees), of Cephalon, but Sanofi-Synthelabo may be represented in such event by legal counsel in an advisory capacity at its own expense. However, if Cephalon does not elect to defend against such a claim within one hundred twenty (120) days after receiving notice (whether from Sanofi-Synthelabo or otherwise) of such claim, Sanofi-Synthelabo has the right, but not the obligation, to defend against such claim at its own expense. The Party assuming said defense shall keep the other Party informed of the status of the case and shall be entitled to any damages awarded based on such claim.

         (c) Exclusive Territory If a claim alleging infringement of third party patents in the Exclusive Territory by a Licensed Product is made against Sanofi-Synthelabo, then Sanofi-Synthelabo may elect to defend against such a claim on behalf of Cephalon at the cost and expense (including, without limitation, attorneys fees), of Sanofi-Synthelabo, but Cephalon may be represented in such event by legal counsel in an advisory capacity at its own expense. Cephalon shall provide reasonable assistance to Sanofi-Synthelabo to enable it to defend such claim. However, if Sanofi-Synthelabo does not elect to defend against such a claim within one hundred twenty (120) days after receiving notice (whether from Cephalon or otherwise) of such claim, Cephalon has the right, but not the obligation, to defend against such claim at its own expense. The Party assuming said defense shall keep the other Party informed of the status of the case and shall be entitled to any damages awarded based on such claim.

         (d) Regardless of which Party assumes the defense of any such claim, if damages are awarded based upon said claim, then the Parties shall allocate the responsibility for paying said damages in proportion to their respective economic interests in the country or countries within the Exclusive Territory or Joint Territory as to which such damage award is based.


Article 17. Term and Termination

17.1 Term of the Agreement.

         (a) General. This Agreement shall commence as of the Effective Date, and shall continue until the last to occur of (i) the expiration of the Initial Research Term, (ii) the termination of all development hereunder, or (iii) the date through which royalties are no longer payable to Cephalon or Sanofi-Synthelabo on any Licensed Product pursuant to Sections 6.2(b), 6.3 and 11.4 hereof. Upon expiration pursuant to Section 17.1(a)(iii) hereinabove, Sanofi-Synthelabo shall have a irrevocable license to make, have made, use, sell and offer for sale Cephalon Licensed Products in the Exclusive Territory for so long at it pays Cephalon a royalty of [**] on Net Sales which obligation shall survive any termination of this Agreement except under Section 17.6(c) hereof. Upon expiration pursuant to 17.1 (a) (iii) hereinabove JVs shall have a fully paid up license to make, have made, use, sell and offer for sale Licensed Products for so long as the JVs exist as jointly owned entities. As soon as one Party (or its Affiliates) wishes to exit a JV, the remaining Party has the right to purchase the exiting Parties (or its Affiliates) interest at fair market value. If such Party does not exercise such right or there is no agreement on fair market value, the JV shall be liquidated in accordance with the applicable agreement. Upon the expiration or termination of the Research Program and the Development Program (provided that no Cephalon Compound is under Sole Development by either Party) and no Licensed Product has been commercialized, the licenses granted under Article 4, except for the license granted under Section 4.7, shall terminate and all rights granted hereunder shall expire, the Parties shall have no further obligations to one another except as provided under Section 17.11 and the Parties are shall be entitled to the full benefit and use of any Joint Technology subject to Section
4.7 hereof.

         (b) Early Termination. Either Party shall be entitled to terminate this Agreement in its entirety without cause upon written notice to the other Party for a period of seventy-five (75) days after the Effective Date without any liability of any nature to the other Party whatsoever except for the terms and conditions of Sections 4.7, 7.4 and 21.6 and Articles 12, 18 and 20. For the avoidance of doubt, the Parties confirm any and all payment obligations hereunder shall be voided by termination pursuant to this Section 17.1(b).

17.2 Effects of Termination of Research Program. Upon the expiration of the Research Program, the licenses granted under Article 4 hereof automatically shall be curtailed so as to limit going forward the rights granted to Sanofi-Synthelabo thereunder as follows: (i) Sanofi-Synthelabo shall have rights only as to the Development Compounds (and to Backup Compounds thereto) and only for so long as at least one such Development Compound is being diligently developed or commercialized by the Parties; and (ii) Sanofi-Synthelabo shall have the right to use Cephalon Technology (regardless of whether it has been developed under the Research Program) only in connection with the further development of Development Compounds (and of Backup Compounds thereto). For purposes of clarification, the Parties hereby confirm that all worldwide rights in any Compounds and Cephalon's rights in any Joint Compounds granted by Cephalon to Sanofi-Synthelabo hereunder shall automatically revert to Cephalon unless they are designated as Development Compounds or Backup Compounds. Upon expiration of the Research Program, the cooperation between the Parties under this Agreement shall continue for all Compounds which have met the criteria for being either Backup Compounds or Development Compounds.

17.3 Termination for Breach By Either Party. Upon breach of any material provision of this Agreement, the breaching Party will be given written notice and ninety (90) days within which to remedy such breach. Failure to remedy any such breach within this time period will constitute sufficient grounds for termination by the other Party without any further notice.

17.4 Termination Upon Insolvency. This Agreement may be terminated by a Party if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within ninety
(90) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

17.5 Effects of Termination by Cephalon For Breach by Sanofi-Synthelabo or Insolvency of Sanofi-Synthelabo. Upon termination of this Agreement due to unremedied breach by Sanofi-Synthelabo as described in Section 17.3, or the insolvency of Sanofi-Synthelabo as described in Section 17.4, the following provisions shall apply:

         (a) The effects of termination by Cephalon for breach by Sanofi-Synthelabo shall be limited, where possible, to rights in and obligations with respect to the specific Development Compound, Backup Compound, Licensed Product or territory which is the subject of the breach ("Breach-related Product"); for clarity, the rights in and obligations with respect to Development Compounds, Backup Compounds, Licensed Products and territory which are not subject to the breach shall remain in full force and effect, subject only to the terms and conditions of this Agreement.

         (b) Breach relating to the Joint Territory.

              (i) All rights granted to Sanofi-Synthelabo under this Agreement in the Breach-related Products in the Joint Territory shall immediately revert to Cephalon and Sanofi-Synthelabo shall immediately cease its use of all such rights in the Joint Territory;

              (ii) Any outstanding unpaid Cephalon invoices relating to the Breach-related Product in the Joint Territory shall become due and payable immediately in lieu of any payment terms previously agreed upon by the Parties;

              (iii) Sanofi-Synthelabo shall cease, and shall cause its Affiliates to cease, use of all Breach-related Products in the Joint Territory, and shall cease all marketing, sales and distribution thereof in the Joint Territory;

              (iv) Sanofi-Synthelabo will provide Cephalon with all copies of any NDA (or its equivalent ) for the Breach-related Product and any accompanying documentation (including without limitation all regulatory agency correspondence) in its possession or, if such registration application has not yet been filed in the Joint Territory prior to the date of termination, with all pre-clinical and clinical data relating to the Breach-related Product in its possession on such date;

              (v) Sanofi-Synthelabo immediately will grant to Cephalon a perpetual, exclusive

(exclusive even as to Sanofi-Synthelabo), fully-paid, royalty-free license under the Joint Technology and any Sanofi-Synthelabo Technology necessary to enable Cephalon to make, have made, use, sell and offer for sale Breach-related Products in the Joint Territory; and

              (vi) If the JV(s) have been formed prior to the date of termination, Sanofi-Synthelabo shall immediately transfer to Cephalon its entire right, title and interest in the JV(s) with respect to the Breach-related Product without any compensation or payment of any kind.

              (vii) If applicable Sanofi-Synthelabo shall immediately transfer its entire right, title and interest to Cephalon in any trademark selected and developed for the Breach-related Products for the Joint Territory.

         (c) Breach relating to the Exclusive Territory.

              (i) All rights granted to Sanofi-Synthelabo under this Agreement in the Exclusive Territory in the Breach-related Product shall immediately revert to Cephalon, and Sanofi-Synthelabo shall immediately cease its use of such rights in the Exclusive Territory;

              (ii) Any outstanding unpaid Cephalon invoices relating to the Breach-related Product in the Exclusive Territory shall become due and payable immediately in lieu of any payment terms previously agreed upon by the Parties;

              (iii) Sanofi-Synthelabo shall cease use of all Breach-related Product(s) in the Exclusive Territory, and shall cease all marketing, sales and distribution thereof in the Exclusive Territory; provided, however, that Sanofi-Synthelabo shall have the right to sell in accordance with the terms of this Agreement all unsold inventories of such Breach-related Products in its possession unless Cephalon, in its sole discretion, shall exercise the option, by written notice to Sanofi-Synthelabo on or before the effective date of such termination, to repurchase all remaining inventory then held by Sanofi-Synthelabo at Sanofi-Synthelabo's cost for such inventory;

              (iv) Sanofi-Synthelabo will provide Cephalon with all copies of any MAA (or its equivalent) for the Breach-related Product and any accompanying documentation (including without limitation all regulatory agency correspondence in its possession or, if such registration application has not yet been filed in the Exclusive Territory prior to the date of termination, with all pre-clinical and clinical data relating to the Breach-related Product in its possession on such date. At the request of Cephalon, Sanofi-Synthelabo shall take all steps as may be required by applicable law to transfer any such Breach-related Product registration to Cephalon, or otherwise to enable Cephalon to market and sell the Breach-related Product in the Exclusive Territory, and also shall provide full support to Cephalon to facilitate the prompt execution of such legal transfer. In no event shall Cephalon be obligated to pay any fee or to make any other payment to Sanofi-Synthelabo, to the local government in the Exclusive Territory, or to any third party, to effect such legal transfer;

              (v) Sanofi-Synthelabo immediately will grant to Cephalon a perpetual, exclusive (exclusive even as to Sanofi-Synthelabo), fully paid, royalty-free license under the Joint Technology and any Sanofi-Synthelabo Technology held by necessary to enable Cephalon to make, have made, use, sell and offer for sale Breach-related Products in the Exclusive Territory; and

              (vi) Sanofi-Synthelabo shall immediately transfer its entire right, title and interest to Cephalon in any trademark selected and developed for the Breach-related Products in the Exclusive Territory.

17.6 Effects of Termination by Sanofi-Synthelabo For Breach by Cephalon or Insolvency of Cephalon. Upon termination of this Agreement due to unremedied breach by Cephalon as described in Section 17.3, or the insolvency of Cephalon as described in Section 17.4, the following provisions shall apply:

         (a) The effects of termination by Sanofi-Synthelabo for breach by Cephalon shall be limited, where possible, to rights in and obligations with respect to the specific Development Compound, Backup Compound, Licensed Product or territory which is the subject of the Breach-related Product; for clarity, the rights in and obligations with respect to Development Compounds, Backup Compound, Licensed Products and territory which are not subject to the breach shall remain in full force and effect, subject only to the terms and conditions of this Agreement.

         (b) Breach relating to the Joint Territory.

              (i) Any outstanding unpaid Sanofi-Synthelabo invoices relating to the Breach-related Product in the Joint Territory shall become due and payable immediately in lieu of any payment terms previously agreed upon by the Parties;

              (ii) Cephalon shall cease use of all Breach-related Products in the Joint Territory, and shall cease all marketing, sales and distribution thereof in the Joint Territory;

              (iii) Cephalon will provide Sanofi-Synthelabo with all copies of any NDA (or its equivalent) for the Breach-related Product and any accompanying documentation (including without limitation all regulatory agency correspondence) in its possession or, if such registration application has not yet been filed in the Joint Territory prior to the date of termination, with all pre-clinical and clinical data relating to the Breach-related Product in its possession on such date;

              (iv) Cephalon immediately will grant to Sanofi-Synthelabo a perpetual, exclusive (exclusive even as to Cephalon), fully-paid, royalty-free license under the Joint Technology and Cephalon Technology necessary to enable Sanofi-Synthelabo to make, have made, use, sell and offer for sale Breach-related Products in the Joint Territory; and

              (v) If the JV(s) have been formed prior to the date of termination, upon request, Cephalon shall immediately transfer to Sanofi-Synthelabo its entire right, title and interest in the JV(s) with respect to the Breach-related Product without any compensation or payment of any kind.

              (vi) If applicable and upon Sanofi-Synthelabo request, Cephalon shall immediately transfer its entire right, title and interest to Sanofi-Synthelabo in any trademark selected and developed for the Breach-related Products in the Joint Territory.

         (c) Breach relating to the Exclusive Territory.

              (i) Any outstanding unpaid Sanofi-Synthelabo invoices relating to the Breach-related Product in the Exclusive Territory shall become due and payable immediately in lieu of any payment terms previously agreed upon by the Parties;

              (ii) Cephalon will provide Sanofi-Synthelabo with all copies of any MAA for Breach-related Product and any accompanying documentation (including without limitation all regulatory agency correspondence) in its possession or, if such registration application has not yet been filed in the Exclusive Territory prior to the date of termination, with all pre-clinical and clinical data relating to all the Breach-related Products in its possession on such date;

              (iii) Cephalon immediately will grant to Sanofi-Synthelabo a perpetual, exclusive (exclusive even as to Cephalon), fully-paid, royalty-free license under the Joint Technology and any Cephalon Technology held by Cephalon necessary to enable Sanofi-Synthelabo to make, have made, use, sell and offer for sale Breach-related Products in the Exclusive Territory; and

              (iv) If applicable, Cephalon shall immediately transfer its entire right, title and interest to Sanofi-Synthelabo in any trademark selected and developed for the Breach-related Products in the Exclusive Territory.


17.7 Termination for Safety Reasons

         Either Party may terminate the Agreement at any time with respect to any Cephalon Compound, Development Compound or Licensed Product if, in that Party's sole judgment, such Cephalon Compound, Development Compound or Licensed Product is unsafe. In the event of such a termination, the terminating Party shall not be responsible for any costs or expenses otherwise payable by such Party except for costs or expenses already incurred or for which binding commitments have been made. The terminating Party shall also forfeit all rights granted under this Agreement with respect to such Cephalon Compound, Development Compound or Licensed Product. To the extent the non-terminating Party or a JV continues to develop or commercialize such Cephalon Compound, Development Compound or License Product, the non-terminating Party shall hold the terminating Party harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions based upon such continued development or commercialization.

17.8 Termination at end of Phase 2 Clinical Trial. Either Party may terminate this Agreement for any reason with respect to any Development Compound following the completion of Phase 2 Clinical Trial. In the event of such a termination, the terminating Party shall not be responsible for any costs, expenses, milestones or royalties otherwise payable by such Party except for costs or expenses already incurred or for which binding commitments have been made. The terminating Party shall also forfeit all rights granted under this Agreement with respect to such Development Compound except for the Discovery Royalty owed to Cephalon in the event such Development Compound is commercialized. To the extent the non-terminating Party or a JV continues to develop or commercialize such Development Compound, the non-terminating Party shall hold the terminating Party harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions based upon such continued development or commercialization.

17.9 Termination at end of Phase 3 Clinical Trial. Either Party may terminate this Agreement for any reason with respect to any Development Compound while the Development Compound is in Phase 3 Clinical Trial (the "Terminating Party"). If the non-terminating Party desires to continue with the development or commercialization of the Development Compound, it may only do so by purchasing the rights of the terminating Party in the Development Compound in accordance with Sections 17.10(a) and 17.10(c). Following the notice of termination, the non-terminating party shall not be responsible for any costs, expenses, milestones or royalties otherwise payable by such Party except for costs or expenses already incurred or for which binding commitments have been made prior to the notice of termination. The terminating Party shall also forfeit all rights granted under this Agreement with respect to such Development Compound. To the extent the non-terminating Party or a JV continues to develop or commercialize such Development Compound, the non-terminating Party shall hold the terminating Party harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions based upon such continued development or commercialization. Notwithstanding anything to the contrary herein, any on-going studies under the Development Program shall be completed by the Parties and, if applicable, during acquisition of rights to the Development Compound by the non-Terminating Party, the Parties shall take any and all steps necessary to preserve the safety of the patients and conclusion of such Phase 3 Clinical Trials.

17.10 Consequences of Deadlock Termination or Termination Under Section 17.9.

         (a) Within a thirty (30) day period after completion of mediation as provided under Section 21.10(c) or after the notice of termination according to
Section 17.9, the Parties shall appoint a panel of independent, internationally recognized, investment bankers with experience in the appraisal of pharmaceutical companies to determine the fair market value in the Joint Territory, the Exclusive Territory or both of the Development Compound or Licensed Product which is subject to Deadlock set forth in Section 3.5(b) or subject to termination set forth in Section 17.9 hereunder (hereinafter, the "Right"); provided, however, that solely with respect to Deadlock under Section 3.5(b), if Phase 3 Clinical Trials have commenced for such Licensed Product, only the rights to the Joint Territory may be purchased and sold under this
Section 17.10. Fair market value shall mean the price at which such Right would be sold if neither the purchaser nor the seller were under a compulsion to buy or to sell. The panel of investment bankers shall consist of a representative appointed by Cephalon, a representative appointed by Sanofi-Synthelabo, and a third representative chosen by the above two investment bankers. Within sixty (60) days after the appointment of the panel of investment bankers, such panel shall determine the fair market value of the Right that is the subject of the dispute and report the determination to the Parties. The Parties agree that they shall share equally the cost of the appraisal, including the cost of the panel of investment bankers. The fair market value of the Right as determined by the panel shall be the purchase price of the Right (the "Purchase Price").

         (b) In the case of purchase of the Right under Section 3.5(b), the non-Controlling Party shall purchase the Right from the Controlling Party and the Controlling Party shall sell the Right to the non-Controlling Party for the Purchase Price at a closing (the "Deadlock Closing") to be held at the offices of the Controlling Party at a date and time specified by the Controlling Party, which Deadlock Closing date shall be not less than five (5) nor more than ten
(10) business days after the panel of investment bankers has determined and reported the Purchase Price of the Right to each of the Parties. At the Closing, the Controlling Party shall transfer the Right to the non-Controlling Party free and clear of all security interests, liens, claims and other encumbrances. The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by the non-Controlling Party. At the option of the non-Controlling Party the Purchase Price may be made in a lump sum, or in the form of periodic payments (including royalties) or a combination thereof. In the event the non-Controlling Party elects to make periodic payments, the panel of investment bankers shall also determine the amount and time of such payments, factoring in the cost and risk to the non-Controlling Party. Notwithstanding anything to the contrary herein, any on-going studies under the Development Program shall be completed by the Parties and during the pendency of the Deadlock the Parties shall take any and all steps necessary to preserve the safety of the patients and conclusion of the studies.

         (c) In the case of purchase of the Right under Section 17.9, the non-Terminating Party elects to continue with the Development or Commercialization of a Development Compound, such Party may do so only by purchasing the Rights of the Terminating Party as follows. The non-Terminating Party shall purchase the Right from the Terminating Party and the Terminating Party shall sell the Right to the non-Terminating Party for the Purchase Price at a closing to be held at the offices of the Terminating Party at a date and time specified by the Terminating Party, which closing date shall be not less than five (5) nor more than ten (10) business days after the panel of investment bankers has determined and reported the Purchase Price of the Right to each of the Parties. At the closing, the Terminating Party shall transfer the Right to the non-Terminating Party free and clear of all security interests, liens, claims and other encumbrances. The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by the non-Terminating Party. At the option of the non-Terminating Party, the Purchase Price may be made in a lump sum, or in the form of periodic payments (including royalties) or a combination thereof. In the event the non-Terminating Party elects to make periodic payments, the panel of investment bankers shall also determine the amount and time of such payments, factoring in the cost and risk to non-Terminating Party.

17.11 Survival of Obligations. The terms and conditions of Sections 4.7, 5.3, 5.4, 6.3, 6.6(a), 7.4, 17.10 and 17.12, Article 12, Article 18, and Article 20
of this Agreement shall survive the expiration or termination hereof.

17.12 Surviving Licenses. The Parties hereby agree to grant to the non-Terminating or non-Controlling Party any licenses required to effect their rights hereunder Sections 17.8, 17.9 and 17.10.

17.13 Remedies. Expiration or early termination, in part or in whole, of this Agreement pursuant to this Article 17 shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such expiration or termination, provided, however, in the event of termination due to unremedied breach, the breaching Party's pro rata interest in the fair market value of the Breach-related Products acquired, if any, by the non-breaching Party shall be netted against the amount of any successful claim for damages, provided, further, in no event shall the non-breaching Party owe any amount to the breaching Party if the value of its pro rata interest is greater than the amount of damages.


Article 18. Confidentiality.

18.1 Confidential Information. During the term of this Agreement, and for five
(5) years after its termination or expiration, each Party and its Affiliates shall maintain in confidence any information concerning the subject matter hereof provided by the other Party (the "Providing Party"), and that is considered to be confidential by the Providing Party, regardless of whether provided prior to or after the Effective Date. Such information, collectively the "Confidential Information" includes but is not limited to Technology, documentation, business plans, cost and operational information, whether or not related to Cephalon Compounds or Licensed Products. Confidential Information shall not be used or disclosed to others except for carrying out the purpose of this Agreement. The foregoing obligation of confidentiality shall not apply to any portion of the Confidential Information that a Party ("Receiving Party") can demonstrate:

         (a) was already known to the Receiving Party;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

         (d) was subsequently lawfully disclosed to the Receiving Party by a third party;

         (e) was independently developed by the Receiving Party without use of the Confidential Information as evidenced by written documentation; or

         (f) the Receiving Party was compelled to disclose by governmental administrative agency or judicial requirements; provided however, that any disclosure under this Subsection 18.1(f) shall neither relieve the Receiving Party from attempting to impose confidentiality obligations on the governmental administrative agency or judicial body, to the extent feasible, nor shall it relieve the Receiving Party from maintaining the confidentiality of the Confidential Information with respect to third parties other than the agency or body as to which such compelled disclosure has been made. To the extent possible, the Receiving Party shall notify the other Party of any governmental administrative agency or judicial requirement for the disclosure of Confidential Information in sufficient time to enable such other Party to apply for a protective order preventing or limiting such disclosure.

18.2 Protection of Confidential Information. The Parties shall take all reasonable steps to eliminate the risk of disclosure of Confidential Information, including, without limitation, ensuring that only employees, agents, and representatives with a need to know the Confidential Information have access thereto. The Parties acknowledge by the signing of this Agreement that such employees, agents, and representatives are to be bound by substantially similar obligations of confidentiality as are established under this Article 18.

18.3 Presumptive Confidentiality of Information Exchanged. All information exchanged by the Parties under the terms and conditions of this Agreement shall be considered Confidential Information and treated as such unless otherwise specified and agreed upon by the Parties.

18.4 Use Following Termination For Breach. In the event that this Agreement is terminated for breach under the terms of Article 18, nothing herein shall be construed so as to preclude the non-breaching Party from disclosing to a competent regulatory authority or to a third party any preclinical or clinical data, or other Confidential Information, that it may deem necessary or advisable in order to support the further development or commercialization of Development Compounds or Licensed Products.

Article 19. Representations, Warranties and Covenants

19.1 General Representations. Each Party hereby represents, warrants and covenants to the other as follows:

         (a) Duly Organized. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement;

         (b) Due Execution. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders,
(ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is a Party or by which it or its assets may be bound or affected;

         (c) No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement;

         (d) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy laws or other laws affecting the rights of creditors generally, and rules of law governing equitable remedies. Each is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder;

         (e) Inventions. It will take all steps reasonably necessary to ensure that its employees convey to it all rights in and to any and all inventions that may be conceived or reduced to practice by said employees;

         (f) Debarment. It is not debarred or suspended from receiving contracts from the United States government or other governmental authority or agency;

         (g) Good Practices. All preclinical and clinical studies involving Compounds will be conducted in accordance with current good laboratory practices
(GLP) as specified by the applicable laws and regulations in the relevant country at the time of such laboratory research; good clinical practices (GCP) as specified by the applicable laws and regulations in the relevant country at the time of such studies, and that the Development Compounds will be manufactured in accordance with current good manufacturing practices (GMP) as specified by the applicable laws and regulations of the relevant countries at the time of manufacture; and

         (h) Full Disclosure. It has disclosed in good faith any and all material information related to the subject matter hereof and to the performance of its obligations hereunder.

19.2 Cephalon Representations, Warranties and Covenants. Cephalon hereby represents, warrants and covenants to Sanofi-Synthelabo that, as of the Effective Date:

         (a) Cephalon is the owner of the right, title and interest in and to the Cephalon Patent Rights and Cephalon Technology, all Cephalon Patent Rights are valid and there is no lien or other encumbrances effecting Cephalon Patent Rights or Cephalon Technology.

         (b) It has the right to grant to Sanofi-Synthelabo the licenses provided for in this

Agreement and that patents listed in Exhibit B are a complete list of Patent Rights as of the Effective Date related to the Compounds;

         (c) Except as otherwise provided herein, during the term of this Agreement it will not grant rights in the Field to any third party with respect to the research, development, use, manufacture, marketing, sale or distribution of CEP-7055, Backup Compounds and Development Compounds in the Exclusive Territory and Joint Territory;

         (d) There is no litigation, investigation, proceeding, or claim pending or threatened against the Cephalon Technology and the best of knowledge its knowledge no known claim that Cephalon Technology infringes the rights of a third party.

         (e) For so long as Sanofi-Synthelabo or one of its Affiliates is, directly or indirectly, engaged in the diligent development or registration of a Development Compound or a Licensed Product containing such Development Compound, [**]

              [**]

              [**]

              For the avoidance of doubt, nothing contained in this Section 19.2(e) shall prevent Sole Development by Cephalon as provided in Article 11.

              Sanofi-Synthelabo's decision in Section 19.2(e)(i) and Section 19.2(e)(ii) must be provided in writing no later than sixty (60) days after Cephalon's notice. With respect to [**] under Section 19.2(e)(ii), Cephalon and Sanofi-Synthelabo agree to negotiate in good faith for a period not to exceed ninety (90) days to [**] to Sanofi-Synthelabo on terms to be mutually agreed upon. If Cephalon and Sanofi-Synthelabo are not able to agree [**] after good faith negotiations within ninety (90) days after Sanofi-Synthelabo's notice to Cephalon, or if Sanofi-Synthelabo does not provide notice to Cephalon of its interest within the sixty (60) day period described above, [**] shall expire and shall be of no further force and effect, provided, however, Cephalon shall not enter into any agreement with a third party on terms and conditions more favorable to such third party than those offered to Sanofi-Synthelabo in accordance with the procedures set forth herein without first offering such more favorable terms to Sanofi-Synthelabo in accordance with the procedures set forth herein.


         (f) During the Initial Research Term and any extensions thereof, Cephalon shall not collaborate with any third party to develop or commercialize any Compound in the Field in the Joint Territory or the Exclusive Territory.

         (g) As of the date hereof, it is not actually aware of any claims by third parties challenging the validity of any Cephalon Patent Rights.

19.3 Sanofi-Synthelabo Representations, Warranties and Covenants.
Sanofi-Synthelabo hereby represents, warrants and covenants to Cephalon that as of the Effective Date:

         (a) Sanofi-Synthelabo and/or one of its Affiliates is acknowledged by the authorities in parts of the Exclusive Territory or Joint Territory as an approved manufacturer and marketer of drugs, and is as such under the inspection of the competent authorities; and

         (b) During the pendency of the Research Program or the Development Program, it will not engage in any research or development activity with respect to any chemical entities that have Targets that are the same as, or substantially similar to, the Targets, other than as provided by Article 11 hereof.

19.4 Warranty Disclaimers. Nothing in this Agreement shall be construed as:

         (a) a warranty or representation by Cephalon as to the validity or scope of the Cephalon Technology, other than as specifically provided to the contrary herein;

         (b) a warranty or representation that anything made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights and trademarks of third parties except as provided in
Section 19.2(d);

         (c) an obligation to bring or prosecute actions or suits against third parties for infringement;

         (d) except as otherwise provided herein, conferring rights to use in advertising, publicity or otherwise any trademark or the name of Cephalon or Sanofi-Synthelabo;

         (e) any representation by either Party, express or implied, other than as specifically set forth herein, including representations of merchantability or fitness for a particular purpose, or that the use, manufacture, sale or distribution of Licensed Products will not infringe upon any third party patent, copyright, trademark or other rights.

Article 20. Indemnification

20.1 Sanofi-Synthelabo Indemnities. Cephalon shall indemnify and hold Sanofi-Synthelabo, its parent companies, Affiliates and subsidiaries, and the officers, directors and employees of each of them (the "Sanofi-Synthelabo Indemnitees") harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions (or the threat thereof) that are based upon (i) the breach of any material covenant, representation or warranty of Cephalon contained in this Agreement; (ii) the manufacture, use, marketing, promotion, sale or distribution by Cephalon (or any Affiliate, assignee or sublicensee thereof) of any Development Compounds or Licensed Products; (iii) the use by any person of any bulk drug substance or Licensed Products that were manufactured, marketed, sold or distributed by Cephalon (or any Affiliate, assignee or sublicensee thereof), including without limitation, any claim that said use resulted in personal injury or death; and (iv) the costs incurred by Sanofi-Synthelabo in the successful enforcement of its rights under this Section 20.1. Notwithstanding anything to the contrary herein, Cephalon shall have no obligation to so indemnify the Sanofi-Synthelabo Indemnitees to the extent that such losses, liabilities, obligations, claims, fees or expenses are based upon the gross negligence or willful misconduct conduct of the Sanofi-Synthelabo Indemnitees.

20.2 Cephalon Indemnitees. Sanofi-Synthelabo shall indemnify and hold Cephalon, its parent companies, Affiliates and subsidiaries, and the officers, directors and employees of each of them (the "Cephalon Indemnitees") harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) stemming from third party claims or actions (or the threat thereof) that are based upon (i) the breach of any material covenant, representation or warranty of Sanofi-Synthelabo contained in this Agreement; (ii) the manufacture, use, marketing, promotion, sale or distribution by Sanofi-Synthelabo (or any Affiliate, assignee or sublicensee thereof) of any Development Compounds or Licensed Products; unless such claim is based upon the manufacture by Cephalon of the Development Compound or Licensed Product; (iii) the use by any person of any Development Compounds or Licensed Products that were manufactured, marketed, sold or distributed by Sanofi-Synthelabo (or any Affiliate, assignee or sublicensee thereof), including without limitation, any claim that said use resulted in personal injury or death; unless such claim is based upon the manufacture by Cephalon of the Development Compound or Licensed Product; and
(iv) the costs incurred by Cephalon in the successful enforcement of its rights under this Section 20.2. Notwithstanding anything to the contrary herein, Sanofi-Synthelabo shall have no obligation to so indemnify the Cephalon Indemnitees to the extent that such losses, liabilities, obligations, claims, fees or expenses are based upon the gross negligence or willful misconduct conduct of the Cephalon Indemnitees.

20.3 Indemnification Procedures. In the event that one Party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying Party. The Party being indemnified shall cooperate fully with the indemnifying Party throughout the pendency of the claim, lawsuit or liability, and the indemnifying Party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability, except that indemnifying Party shall have no obligation to provide indemnity with respect to any amounts paid in settlement of any claims if such settlement is effected without the prior written consent of the indemnifying Party.


Article 21. General.

21.1 Headings. The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit, or affect the construction or interpretation thereof.

21.2 Severability. The provisions of this Agreement are separate and divisible, and the invalidity or unenforceability of any part shall not affect the validity or enforceability of any remaining part or parts, all of which shall remain in full force and effect. However, the

Parties agree to substitute, any invalid or unenforceable provision, by a valid and enforceable provision which maintains, to the greatest extent possible, the respective interests of the Parties otherwise established hereunder.

21.3 Entire Agreement. This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

21.4 Assignability and Sublicenses. Except as otherwise provided herein, this Agreement shall not be assignable, sublicensable or transferable, either in whole or in part, by either Party without the prior written consent of the other; provided, however, that either Party may assign or sublicense this Agreement to its respective Affiliates without such consent. In any event, no such assignment, sublicense or transfer shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has then hereunder.

21.5 Publications.

         (a) With respect to research and development activities conducted by the Parties pursuant to Research Program or Development Program, each Party agrees that prior to making any presentations or publications (individually, a "Publication") in the Joint Territory or the Exclusive Territory relating to the results of such activities, each Party shall provide to the other Party a copy of any proposed written Publication relating to the results of such activities at least thirty (30) days prior to submission or publication thereof. The Party desiring to submit such a Publication in the Joint Territory or the Exclusive Territory shall not do so without the prior written consent of the other Party, which consent shall not be unreasonably withheld. If a Party fails to object to such Publication within such thirty (30) pre-submission time period, such Party shall be deemed to have consented to such Publication.

         (b) With respect to activities that are conducted by certain academic and/or government institutions, each Party shall protect Confidential Information, patentable inventions, and commercially sensitive disclosures. The Parties agree to provide the JMT or its designated Committee with a copy of any proposed written or oral presentation, abstract and/or publication relating to the results of such academic and/or government activities at least thirty (30) days prior to submission thereof for publication or presentation thereof and shall delay such disclosures to the extent possible to preserve the confidential or commercially sensitive nature of such disclosures. Each Party will take due note of any comment by the other Party and shall respect the response of the other Party.

21.6 Public Announcements. Each Party agrees that, except as may be required by law, it shall not disclose the existence, substance or details of this Agreement without the prior written consent of the other Party. In cases in which disclosure is proposed or required by law, the disclosing Party, prior to such disclosure, will notify the non-disclosing Party of the contents of the proposed disclosure, provided however, that subsequent disclosure(s) of the same or substantially similar contents shall not require further consent. The non-disclosing Party shall have the right to make reasonable changes to the disclosure to protect its interests. The disclosing Party shall not unreasonably refuse to include such changes in its disclosure. In addition, neither of the Parties will issue a press release or make a public announcement that has, as its major focus, any aspect of the commercialization of a Licensed Product, without the prior written approval of the other Party, which approval will not be unreasonably withheld, provided, however, the foregoing shall not apply to: (i) any public disclosure required by applicable law; (ii) any press release or public announcement relating to the commercialization of a Licensed Product the Exclusive Territory; and (iii) any sales figures for a Licensed Product communicated to the financial community. The Parties hereto expressly confirm that neither Party shall issue, nor is it required by law to issue, any public disclosure concerning the execution of this Agreement until the expiry of the time period set forth in
Section 17.1(b).

21.7 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary to appropriate in order to carry out the purposes and intent of this Agreement.

21.8. Notices and Reports. All notices, consents or approvals required by this Agreement shall be in writing and sent by courier or by certified or registered air mail, postage prepaid or by facsimile or courier (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing the respective Parties. Notices shall be deemed effective on the date of mailing.


       If to Cephalon:

       Senior Vice President & General Counsel
       Cephalon, Inc.
       145 Brandywine Parkway
       West Chester, PA 19380-4245 USA
       Telephone: 1 (610) 738-6337
       Facsimile: 1 (610) 738-6590

       If to Sanofi-Synthelabo:

       Senior Vice President, General Counsel and Secretary
       Sanofi-Synthelabo Inc.
       90 Park Avenue
       New York, New York 10016

       Telephone:   1 (212) 551- 4306
       Facsimile:   1 (2120 551-4921


21.9 Waiver. The waiver by either Party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

21.10 Dispute Resolution. Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

         (a) Good Faith. Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to act in good faith to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end both Parties agree that the JMT shall develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis that takes into account the precise subject and nature of the dispute.

         (b) CEO Dispute Resolution. If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described in Section 21.10(a) above, the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer ("CEO") of each Party for review and resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for the contentions of each Party will be provided to both such CEOs who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

         (c) Mediation. If any dispute or claim arising under this Agreement has not been resolved by the CEO's within thirty (30) days of referral in accordance with Section 21.10(b), or if the CEO's fail to meet within such thirty (30) days, then the Parties agree to a non-binding mediation procedure. The non-binding mediation shall be administered by the American Arbitration Association in accordance with its commercial mediation rules. Unless otherwise mutually agreed upon by the Parties, the mediation proceedings shall be conducted in New York, New York, USA. The Parties agree that they shall share equally the cost of the mediation, including filing and hearing fees, and the cost of the mediator(s). Each Party shall have the right, at its own expense, to be represented by counsel in such a proceeding.

         (d) Other Disputes. All disputes other than those addressed under
Section 3.3 (c), 3.5 shall be resolved through binding arbitration, which the Parties agree to accept in lieu of litigation or other legally available remedies (with the exception of injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of any such arbitration proceeding). Binding arbitration shall be settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators chosen in accordance with said Rules. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York and of the United States of America, without regard to the conflicts of laws provision thereof. The arbitration will be conducted in English and will be held in New York, New York, USA. Judgment upon the award rendered may be entered in any court having jurisdiction and the Parties hereby consent to the said jurisdiction and venue, and further irrevocably waive any objection which either Party may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agrees that a judgment or order in any such proceedings shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction thereof. For the avoidance of doubt, the Parties confirm that this Agreement is in conformity with Regulation EC Number 2659/2000 of November 29, 2000 on the application of Article 81.3 of the Treaty to Categorization of Research and Development Agreements.


21.11 Acquisition or Change in Ownership of Cephalon.

         (a) Notification and Sanofi-Synthelabo Rights. Cephalon shall notify Sanofi-Synthelabo of the transfer (whether through the acquisition of stock, assets or otherwise) of the ownership of a controlling interest (i.e. the ability to direct the board of directors of Cephalon, it being agreed and understood by the Parties that a transfer of ownership of less than fifty percent (50%) of the outstanding shares may have such ability, and that a transfer of fifty percent (50%) or more of the outstanding shares shall be deemed a transfer of effective control) of the issued voting securities of Cephalon.

         In the case of change of ownership of Cephalon, Sanofi-Synthelabo shall have the right, within one hundred eighty (180) days after receipt of Cephalon's notice, [**]. If Sanofi Synthelabo does not deliver notice within such one hundred eighty (180) day time period, [**].

         (b) Consequences of Change of Control. If Cephalon delivers the notice described in Section 21.11(a) and Sanofi-Synthelabo delivers notice of its intent to exercise its rights thereunder, pursuant to the procedures set forth in Section 17.10, the Parties shall, within a further thirty (30) day period after Sanofi-Synthelabo delivers notice, [**].

Cephalon (or its successor) shall [**]

21.12 Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of such Party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of Force Majeure shall be reported promptly to the other Party.

21.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.13 No Partnership or Joint Venture. This Agreement is not intended to create, and nothing contained herein shall be construed to create, an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the other Party. Each Party shall be severally responsible for its own covenants, obligations and liabilities as herein provided. Other than as expressly set forth in this Agreement (i) no Party shall be under the control of, or shall be deemed to control, any other Party; (ii) no Party is the legal representative, agent, joint venturer or employee of the other Party with respect to this Agreement for any purpose whatsoever, and no Party shall have the right or power to bind the other Party; (iii) no Party has the right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of any other Party, whether expressed or implied, or to bind any other Party in any respect whatsoever. The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors, and no rights are granted to non-Party creditors under this Agreement.

         IN WITNESS THEREOF, the Parties have executed this Agreement by their duly authorized representatives, as of the day and year first above written.


 SANOFI-SYNTHELABO INC.         CEPHALON, INC.



By: /s/ John M. Spinnato         By: /s/ Peter E. Grebow
    ------------------------         -------------------------
   Name: John M. Spinnato            Peter E. Grebow
         -------------------
   Title: Sr. Vice President &       Senior Vice President, Business Development
          --------------------
          General Counsel
          ---------------

By: /s/ Gregory Irace
    ------------------------
   Name: Gregory Irace
         -------------------
   Title: Vice President & CFO
          --------------------

                        Exhibit A - Structure of CEP-7055



                               [GRAPHIC OMITTED]




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               Exhibit B - List of Patents and Applications (U.S.)

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             Exhibit B - List of Patents and Applications (Foreign)

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                       Exhibit C - Third Party Obligations


o        H. Lundbeck A/S Research, Development and License Agreement of May 1998

o The R.W. Johnson Pharmaceutical Research Institute Collaboration and License Agreement of December 2000





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                  Exhibit D -- Development Program for CEP-7055
                       CEP-7055 CLINICAL DEVELOPMENT PLAN
                                   3-YEAR Plan


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                          Exhibit E -- Research Program

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                Exhibit F - The Principles of the Joint Ventures

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                                   Exhibit G

Screening, Optimization and License Agreement

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                                    Exhibit H

Restricted Enzymes and Receptors

     The following list of protein kinases are reserved for Cephalon and/or its third party collaborators and are unavailable for selection as Targets under the present Agreement by and between the Parties. As of the Effective Date, several protein kinases that are restricted from becoming Targets are not identified in the table below in accordance with certain third party agreements of Cephalon; nevertheless, such unidentified protein kinases are neither Targets as defined in Section 1.50 nor, according to the state of the art as of the Effective Date, known to be angiogenic.

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                                   Exhibit I
                         Materials Transfer Agreement

(to be negotiated and executed within 15 business days after execution of this Research, Development and License Agreement, appended hereto and incorporated by reference)